UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

RTI SURGICAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RTI SURGICAL, INC.

11621 RESEARCH CIRCLE

ALACHUA, FLORIDA 32615

Dear Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of RTI Surgical, Inc., which will be held on Tuesday, May 16, 2017, at 8:00 a.m., local time, at our headquarters at 11621 Research Circle, Alachua, Florida 32615.

The notice and proxy statement accompanying this letter contain details of the business to be conducted at the meeting. You are being asked to: (i) elect eight directors to serve for the ensuing year; (ii) approve (on an advisory basis) the compensation of our named executive officers, as disclosed in the proxy statement (the “say on pay vote”); and (iii) conduct an advisory vote on the frequency of the say on pay vote. At the meeting, we will also report on our affairs and provide a discussion period for questions and comments of general interest to our stockholders.

We look forward to personally greeting those of you who are able to be present at the meeting. However, whether or not you plan to attend the meeting, it is important that your shares be represented. We hope you will vote as soon as possible. You may vote over the internet, as well as by telephone, or by mailing the enclosed proxy card. Voting over the internet, by telephone or by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend in person. Please review the instructions on each of your voting options described in this proxy statement.

Thank you for your ongoing support of, and continued interest in, RTI Surgical.

Very truly yours,

Camille Farhat
President and Chief Executive Officer

April 3, 2017

RTI SURGICAL, INC.

11621 Research Circle

Alachua, Florida 32615

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of RTI Surgical, Inc. will be held on Tuesday, May 16, 2017, at 8:00 a.m., local time, at our headquarters at 11621 Research Circle, Alachua, Florida 32615, for the following purposes:

(1)	To elect eight directors, Camille Farhat, Peter F. Gearen, M.D., Thomas A. McEachin, Jonathon M. Singer, Mark D. Stolper, Paul G. Thomas, Nicholas J. Valeriani, and Shirley A. Weis, to serve on our Board of Directors and hold office until the next Annual Meeting of stockholders or until their respective successors have been duly elected and qualified;

(2)	To approve (on an advisory basis) the compensation of our named executive officers, as disclosed in the proxy statement (the “say on pay vote”);

(3)	To conduct an advisory vote on the frequency of the say on pay vote; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The above items of business are more fully described in our proxy statement accompanying this notice. We have not received notice of other matters that may be properly presented at the Annual Meeting.

We cordially invite all stockholders to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. Please review the instructions in this proxy statement on how to vote your shares over the internet, by telephone, or by mailing the enclosed proxy card. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

If your brokerage firm, bank or other similar organization is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive voting instructions from the holder of record. You must follow these instructions in order for your shares to be voted, and your broker, bank or similar organization is required to vote those shares in accordance with your instructions. If you do not give instructions to your brokerage firm, bank or similar organization, you will lose your vote with respect to all “non-routine” matters, which, for purposes of the Annual Meeting, are Proposals 1 (election of directors), 2 (say on pay) and 3 (frequency of say on pay votes in future years). This means that if you do not give instructions to your brokerage firm, bank or similar organization with respect to the election of directors, the say on pay vote and/or the frequency of say on pay votes in future years, you will not be able to vote your shares as to such matters. We urge you to instruct your brokerage firm, bank or other similar organization, to vote your shares as recommended by your Board of Directors on the proxy or voting instruction card.

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE (i) “FOR ALL” OF THE EIGHT NOMINEES TO THE BOARD OF DIRECTORS NAMED IN PROPOSAL 1; (ii) “FOR” PROPOSAL 2 AND (iii) FOR EVERY “1 YEAR” FOR PROPOSAL 3.

Only stockholders of record at the close of business on March 20, 2017 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. For more information and up-to-date postings, please go to our website, www.proxydocs.com/RTIX.

This notice and the accompanying proxy statement are sent by order of the Board of Directors.

Thomas F. Rose
Corporate Secretary

Alachua, Florida

April 3, 2017

Important Notice Regarding the Availability of Proxy Materials For the Annual Meeting

of Stockholders To Be Held on May 16, 2017

This notice of Annual Meeting of Stockholders and proxy statement, the form of proxy card, along with our 2016 annual report to stockholders, are available free of charge at the following website: www.proxydocs.com/RTIX.

PROXY STATEMENT

-i-

RTI SURGICAL, INC.

11621 Research Circle

Alachua, Florida 32615

PROXY STATEMENT

GENERAL INFORMATION

Our Board of Directors is soliciting proxies for our 2017 Annual Meeting of Stockholders (the “Annual Meeting”), or any adjournment or postponement thereof. The Annual Meeting will be held on Tuesday, May 16, 2017 at 8:00 a.m., local time, at our headquarters at 11621 Research Circle, Alachua, Florida 32615.

The proxy materials, including this proxy statement, proxy card or voting instruction card and our 2016 Annual Report are first being filed with the Securities and Exchange Commission (the “SEC”), and then distributed to stockholders and made available on our website at www.rtix.com under the headings “Investors/SEC Filings and Reports” on or about April 3, 2017. These materials are available at www.proxydocs.com/RTIX in a manner that does not infringe on the anonymity of the person accessing such website.

Proxies will be solicited chiefly by mail; however, certain of our officers, directors, employees and agents, none of whom will receive additional compensation for their efforts, may solicit proxies by telephone or other personal contact. We will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of our common stock.

All properly executed written proxies that are delivered pursuant to this solicitation will be voted at the Annual Meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the Annual Meeting.

Who is entitled to vote?

Only holders of record of our common stock, par value $0.001 per share (“common stock”), and Series A convertible preferred stock, par value $0.001 per share (“preferred stock”), at the close of business on March 20, 2017 (the “record date”) are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Holders of our common stock and our preferred stock (on a fully converted basis) vote together as a single class on all matters. In this proxy statement we refer to our common and preferred stock collectively as “voting stock.”

How many shares are eligible to be voted?

At the Annual Meeting, the equivalent of 72,124,058 shares of our common stock will be entitled to vote.

As of the record date there were 58,120,289 shares of common stock outstanding, each of which is entitled to one vote upon each of the matters to be presented at the Annual Meeting (excluding treasury shares).

In addition, as of the record date there were 50,000 shares of preferred stock outstanding. Holders of our preferred stock are entitled to vote on all matters at the Annual Meeting together with our common stock on an as-converted basis at a conversion price of $4.39 per share. As of the record date, our outstanding preferred stock, including any accrued and unpaid dividends, was convertible into 14,003,769 shares of common stock.

The holders of a majority of the outstanding shares of common stock and preferred stock (on an as-converted basis) entitled to vote at the Annual Meeting, either present in person or represented by proxy, will constitute a quorum. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What items of business will be voted on at the Annual Meeting?

We are holding the Annual Meeting in order to: (1) elect eight directors for the ensuing year; (2) approve (on an advisory basis) the compensation of our named executive officers, as disclosed in the proxy statement (the “say on pay vote”); and (3) conduct an advisory vote on the frequency of the say on pay vote.

What are my voting choices and what is the voting requirement to approve each of the proposals?

1. What are my voting choices when voting for director nominees identified in this proxy statement, and what vote is needed to elect directors?

In the vote on the election of the eight director nominees identified in this proxy statement to hold office until the next Annual Meeting of stockholders or until their respective successors have been elected and qualified, stockholders may:

•	vote in favor of all nominees;

•	withhold votes with respect to all nominees; or

•	withhold votes with respect to specific nominees.

Directors will be elected by a plurality of the votes cast by the holders of shares of voting stock, voting in person or by proxy at the meeting, meaning that the eight nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Only votes “FOR” will affect the outcome. Withheld votes or broker non-votes will not affect the outcome of the vote.

The Board of Directors recommends a vote FOR all nominees as listed in “Proposal 1—Election of Directors,” beginning on page 5 of this proxy statement.

2. What are my voting choices when voting: (a) to approve (on an advisory basis) the compensation of our named executive officers (the “say on pay” vote) and (b) (on an advisory basis) on the frequency of holding the advisory “say on pay” vote; and what vote is needed to approve such proposals?

In connection with the “say on pay” vote proposal, stockholders may:

•	vote in favor of the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

The favorable vote of a majority of the shares having voting power present in person or represented by proxy at the meeting will be required for the approval of this proposal. A properly executed proxy marked “Abstain” with respect to the “say on pay” proposal will have the same effect as a vote against such proposal. Broker non-votes will not affect the outcome of the vote.

The “say on pay” vote is an advisory vote on the compensation of our named executive officers, this proposal is not binding upon the Company. However, our Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions.

The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement.

In connection with the proposal regarding the frequency of holding the “say on pay” vote, stockholders may:

•	vote for holding the say on pay vote every one year;

•	vote for holding the say on pay vote every two years;

•	vote for holding the say on pay vote every three years; or

•	abstain from voting on the proposal.

A plurality of the affirmative votes cast will select, on an advisory basis, the frequency of holding the say on pay vote in the future. As an advisory vote, this proposal is not binding upon the company. The Board of Directors will consider the outcome of the vote when determining the frequency of holding the say on pay vote. While the Board of Directors is making a recommendation with respect to this proposal, stockholders are being asked to vote on the choices specified above, and not whether they agree or disagree with the Board of Directors’ recommendation.

The Board of Directors recommends a vote FOR holding the say on pay vote every ONE YEAR.

What happens if additional matters are presented at the Annual Meeting?

Other than the three items of business described in this proxy statement, we are not currently aware of any other matters to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies on the enclosed proxy card intend to vote in accordance with their best judgment on these matters. If for any reason any of the nominees is not available as a candidate for director, the persons designated as proxies on the enclosed proxy card will have the discretion to vote for such other candidate or candidates as may be nominated by the Board of Directors.

How can I vote my shares?

In person. Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

By proxy. Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy by one of the methods described below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

•	By Internet—Stockholders of record with internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards until 11:59 p.m. eastern time on May 15, 2017. Most stockholders who hold shares beneficially in street name may vote by accessing the web site specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for internet voting availability.

•	By Telephone—Stockholders of record who live in the United States or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards until 11:59 p.m. eastern time on May 15, 2017. Most stockholders who hold shares beneficially in street name and live in the United States or Canada may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for telephone voting availability.

•	By Mail—Stockholders of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

If any matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

How will the votes be tabulated?

The inspector of elections appointed for the Annual Meeting will tabulate the votes cast, in person or by proxy, at the Annual Meeting and will determine whether a quorum is present.

Can I change my vote or revoke my proxy?

Any holder of our common stock has the right to revoke his or her proxy at any time prior to the voting thereof at the Annual Meeting by: (1) filing a written revocation with the Secretary prior to the voting of such proxy; (2) giving a duly executed proxy bearing a later date; or (3) attending the Annual Meeting and voting in person. Attendance by a stockholder at the Annual Meeting will not itself revoke his or her proxy. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

What if I am a beneficial owner and do not give voting instructions to my broker?

“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under the rules of the Financial Industry Regularity Authority, member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member.

Proposals 1, 2 and 3 are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners. As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee.

Do I have appraisal rights if I dissent from voting on a matter at the Annual Meeting?

There are no statutory or contractual rights of appraisal or similar remedies available to those stockholders who dissent from any matter to be acted on at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

Voting results will be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be available on our website.

PROPOSAL 1

ELECTION OF DIRECTORS

Composition of the Board

Our Board currently consists of ten directors. Pursuant to the terms of our Preferred Stock, two directors have been appointed by Water Street Healthcare Partners (“Water Street”), our largest stockholder. The remaining eight directors are elected by holders of our common stock and preferred stock voting together as a single class.

At this year’s Annual Meeting, you will be asked to elect all directors (other than the directors appointed by Water Street, if any) for one-year terms.

Director Nominees for Election

Based on the recommendation of the Nominating and Governance Committee, the Board of Directors’ nominees for election by the stockholders are as follows: Mr. Farhat; Dr. Gearen; Mr. McEachin; Mr. Singer; Mr. Stolper; Mr. Thomas; Mr. Valeriani; and Ms. Weis.

If elected at the Annual Meeting, the nominees will serve a one-year term until the 2018 Annual Meeting of Stockholders and until their successors are elected and qualified, subject to their earlier resignation or removal. It is the intention of the person named in the accompanying form of proxy to nominate as directors and to vote such proxy for the election of Mr. Farhat; Dr. Gearen; Mr. McEachin; Mr. Singer; Mr. Stolper; Mr. Thomas; Mr. Valeriani; and Ms. Weis. We are not aware of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may nominate as a substitute.

Director Qualifications and Biographical Information

The Nominating and Governance Committee seeks directors with established strong professional reputations and experience in businesses and other organizations of comparable size to our Company and in areas relevant to the strategy and operations of our Company’s business. The nominees for director include individuals who hold or have held senior executive positions in organizations operating in industries and end-markets that our Company serves and who have experience serving on boards of directors of other companies. In these positions, they have gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management and oversight, leadership development and corporate governance practices and trends. The Nominating and Governance Committee has adopted criteria for the selection of directors, seeking to address both the needs of the Company and certain regulatory requirements.

The Nominating and Governance Committee believes that each of the nominees has other key attributes that are important to an effective board: personal and professional integrity; exceptional ability and judgment; candor; analytical skills; the willingness to engage management and each other in a constructive and collaborative fashion; and the ability and commitment to devote significant time and energy to service on the Board of Directors and its Committees. The Nominating and Governance Committee takes into account diversity considerations in determining the Company’s slate and planning for director succession and believes that, as a group, the nominees and other remaining directors bring a diverse range of perspectives to the deliberations of the Board of Directors. Except for Mr. Farhat, each of the current year nominees is also independent of the Company and management. We believe the atmosphere of our Board of Directors is collegial and that all directors are engaged in their responsibilities. For additional information about our director independence requirements, consideration of director candidates, leadership structure of our Board of Directors and other corporate governance matters, see the sections captioned “Corporate Governance—Board of Directors” and “—Director Nomination Process” beginning on page 16 of this proxy statement.

In addition to the above, the Nominating and Governance Committee considered the specific experience described in the biographical details of the nominees that follow in determining to nominate these individuals for election as directors.

Director	Age	Year First Became Director	Business Experience
NOMINEES FOR ELECTION AT THE ANNUAL MEETING

Camille Farhat.	47	2017	Mr. Farhat joined RTI as President and Chief Executive Officer and joined the Board of Directors in March 2017. Mr. Farhat is a new nominee for election to the Board of Directors. Mr. Farhat is also a member of the board of directors for Cardiac Science. During 2016 and until he become President and Chief Executive Officer of our Company in March of 2017, Mr. Farhat provided certain consulting services and fulfilled his board obligations. He previously served as president and chief executive officer of American Medical Systems, Inc. from 2012 to 2015. Prior to joining American Medical Systems, Inc. in 2012, Mr. Farhat served as a general manager for two divisions of Baxter International, Inc. (“Baxter”). From 2006 to 2008 he headed Baxter’s Global Infusion Systems, and from 2008 to 2011 he headed Baxter’s largest division, Pharmaceuticals and Therapies. Mr. Farhat served from 2003 to 2006 at Medtronic, Inc., as vice president of business development and as vice president and general manager of Gastroenterology and Urology. Mr. Farhat served in several executive roles at General Electric from 1992 to 1996 and again from 1998 to 2002. At General Electric, Mr. Farhat worked in multiple businesses, geographies and functional areas, leading to his last role as general manager of General Electric Healthcare’s global Computed Tomography business. In between Mr. Farhat’s two stints at General Electric, he served as a consultant for Bain & Company, Inc. Mr. Farhat served at Northeastern University from 1991 to 1992 as a corporate governance researcher. Mr. Farhat began his career in 1989 as an assistant controller for the Bank of Boston Corporation. Mr. Farhat earned an M.B.A. from Harvard University, a degree in European Union studies from Institut National d’Etudes Politiques de Paris and a B.S.B.A. in finance and accounting from Northeastern University. Mr. Farhat brings to the Board significant experience revitalizing and profitably growing global businesses within the health care industry.

Director	Age	Year First Became Director	Business Experience
Peter F. Gearen, M.D.	68	1998	Dr. Gearen joined our Board of Directors in 1998 and was appointed Vice Chairman of the Board of Directors in February 2016. Dr. Gearen retired from practice on June 30, 2012. Dr. Gearen was an Associate Professor of Orthopedics at the University of Florida College of Medicine from 1993 to 2012. Dr. Gearen also was Chief of Staff at the Shands Hospital at the University of Florida and served as Assistant Dean of Clinical Affairs at the University of Florida College of Medicine from 1992 until 1999. Dr. Gearen was appointed Chairman of the Department of Orthopedics in May 2002 and stepped down as Chairman on June 30, 2010. Dr. Gearen holds a B.A. from Spring Hill College and an M.D. from the Stritch Loyola Medical School. Dr. Gearen has a depth of medical experience and healthcare knowledge and, as a former practicing orthopedic surgeon, is knowledgeable about our products and the orthopedic products market in general. We regard this perspective to be of high importance because physicians are a key target market of the Company. In addition, we believe that his length of time on our Board of Directors has provided him with valuable, long-term knowledge of our operations and our products.

Thomas A. McEachin	64	2015	Mr. McEachin joined the Board of Directors in December 2015. Mr. McEachin has been retired since 2012. Prior to his retirement, he served in executive capacities with Covidien Surgical Solutions, a division of Covidien plc, from 2008 to 2012, first as Vice President, Finance from 2008 to 2011, and then as Vice President and Group Chief Financial Officer from 2011 to 2012. From 1997 to 2008, Mr. McEachin served United Technologies and its subsidiaries in various finance capacities. Prior to joining United Technologies, Mr. McEachin served in various executive capacities with Digital Equipment Corporation from 1986 to 1997 and Xerox Corporation from 1975 to 1986. Mr. McEachin holds a B.S. from New York University and an MBA from Stanford University. Mr. McEachin’s finance and executive management experience provides our Board of Directors with valuable financial reporting, compliance, accounting and controls, and corporate governance experience. Mr. McEachin also qualifies as an “Audit Committee financial expert.”

Director	Age	Year First Became Director	Business Experience
Jonathon M. Singer	53	2016	Mr. Singer joined the Board of Directors in June 2016. Mr. Singer is also a member of the Board of Directors of Sagent Pharmaceuticals. Mr. Singer has served as Chief Financial Officer of Sagent Pharmaceuticals since September 2011, and was appointed Executive Vice President and Chief Financial Officer in March 2012. Mr. Singer was Senior Vice President, Treasurer, Secretary and Chief Financial Officer of Landauer, Inc. from 2006 to 2011. From 2004 to 2006, Mr. Singer served as Vice President of Global Finance and Chief Financial Officer of the Medial Segment for Teleflex Inc. Prior to 2004, Mr. Singer worked in various capacities for R.R. Donnelley & Sons Company, Cardinal Health Inc., and KPMG LLP. Mr. Singer is a certified public accountant and received a Bachelor’s Degree in Business Administration from Miami University in Ohio and a Master’s Degree from Northwestern University’s Kellogg Graduate School of Management. Mr. Singer’s financial background, life sciences experience, investor relations and merger and acquisition experiences, and experience as a public company Chief Financial Officer qualifies him to serve on our Board of Directors. Mr. Singer also qualifies as an “Audit Committee financial expert.”

Mark D. Stolper	45	2017	Mr. Stolper joined the Board of Directors in March 2017. He has served as Executive Vice President and Chief Financial Officer of RadNet, Inc., the largest owner and operator of freestanding medical diagnostic imaging centers, since July 2004, and he previously served as a member of the Board of Directors of RadNet, Inc. from March 2004 to July 2004. He has had diverse experiences in investment banking, private equity, venture capital investing and operations as follows: from 1993 to 1995, Mr. Stolper was a member of the corporate finance group at Dillon, Read & Co., Inc.; from 1995 to 1997, Mr. Stolper was a member of Archon Capital Partners; from 1997 to 1999, Mr. Stolper worked in business development for Eastman Kodak; and in 1999, Mr. Stolper co-founded Broadstream Capital Partners. Mr. Stolper has served on the Board of Directors, Compensation Committee and Audit Committee of Rotech Healthcare since February 2016. Previously, Mr. Stolper served as a member of the Board of Directors of the following companies: On Track Innovations, Ltd. from 2012 until 2016; Alco Stores, Inc. from 2014 to 2015; Tix Corporation from 2011 to 2013; Compumed, Inc. from 2008 to 2014; and

Director	Age	Year First Became Director	Business Experience
			Metropolitan Health Networks, Inc. from 2010 until 2012. Mr. Stolper graduated with a liberal arts degree from the University of Pennsylvania and a finance degree from the Wharton School. Additionally, Mr. Stolper earned a postgraduate Award in Accounting from the University of California, Los Angeles. Mr. Stolper’s financial background in life sciences (particularly as a sitting Chief Financial Officer of a publicly-traded company), extensive experience in serving on boards of directors of both public and private companies, and broad mergers and acquisitions experience qualifies him to serve on our Board of Directors.
Paul G. Thomas	61	2016	Mr. Thomas joined the Board of Directors in June 2016. Mr. Thomas served as Founder, Chief Executive Officer and President of Roka Bioscience, a molecular diagnostics company focused on food safety applications, from September 2009 until his retirement in January 2017. Mr. Thomas previously served as Chairman, Chief Executive Officer and President of LifeCell Corporation, a publicly traded regenerative medicine company, from 1998 until it was acquired by KCI in 2008. Mr. Thomas previously held various senior positions, including President of the Pharmaceutical Products Division, during his tenure of 15 years with Ohmeda, a world leader in inhalation anesthetics and acute care pharmaceuticals. Mr. Thomas currently serves on the Boards of Abiomed, and Roka Bioscience. Mr. Thomas received his M.B.A. degree from Columbia University Graduate School of Business and completed his postgraduate studies in Chemistry at the University of Georgia Graduate School of Arts and Science. He received his B.S. degree in Chemistry from St. Michael’s College in Vermont. Mr. Thomas’s background in the health care industry and specifically regenerative medicine uniquely qualifies him to serve on our Board of Directors.

Director	Age	Year First Became Director	Business Experience
Nicholas J. Valeriani	60	2016	Mr. Valeriani joined the Board of Directors in June 2016. Mr. Valeriani retired as the Chief Executive Officer of West Health, The Gary and Mary West Health Institute, an independent nonprofit medical research organization that works to create new and more effective ways of delivering healthcare at lower costs, a position he held until his retirement in 2015. Previously, Mr. Valeriani served 34 years in key positions at Johnson & Johnson, including Company Group Chairman of Johnson & Johnson Ortho-Clinical Diagnostics from 2009 to 2012; Vice President, Office of Strategy and Growth from 2007 to 2009; Worldwide Chairman, Medical Devices and Diagnostics from 2005 to 2007; and Corporate Vice President, Human Resources from 2003 to 2005. Mr. Valeriani also served on the Executive Committee of Johnston & Johnson during his tenure. Mr. Valeriani currently serves on the Board of Directors of Edwards Lifesciences Corp., Roka Bioscience, Inc., AgNovos Healthcare, LLC, and Gary and Mary West Health Institute. Mr. Valeriani received a Bachelor’s Degree in Industrial Engineering and a Master of Business Administration from Rutgers University. Mr. Valeriani’s experience in the global medical device industry and his leadership in the areas of strategy, growth and human resources qualifies him to serve on our Board of Directors.

Shirley A. Weis	63	2014	Ms. Weis joined the Board of Directors in October 2014. Ms. Weis is president of Weis Associates, LLC, a consulting firm focused on healthcare management, strategic planning and leadership development, and emerita Vice President & Chief Administrative Officer of Mayo Clinic. Ms. Weis has worked at Mayo Clinic in many different capacities since 1995, but, most recently, was charged with overseeing the operations of 87 corporations that make up the Mayo Clinic system, including a 57,000 member staff. Ms. Weis was a member of the Mayo Clinic Board of Trustees and served as the secretary for the Mayo Clinic Board of Governors. Ms. Weis currently holds a position on the Board of Directors of Sentry Insurance Company where she serves on the Finance, Audit and Information Technology committees. Ms. Weis is Special Advisor to the President and Professor in the W.P. Carey School of Business and the College of Nursing and Health Innovation at Arizona State University. Ms. Weis graduated with a bachelor’s degree in nursing from Michigan State University, a master’s degree in management from Aquinas College and recently

Director	Age	Year First Became Director	Business Experience
			received an honorary doctor of science degree from Michigan State University. Ms. Weis’s background at the Mayo Clinic provides our Board of Directors with valuable healthcare and business strategy from the perspective of a purchaser of medical products. In addition, she has significant consulting and management experience, which has enabled her to provide valuable insight to our Board of Directors.

PREFERRED DIRECTORS (APPOINTED BY HOLDERS OF PREFERRED STOCK)

Curtis M. Selquist	72	2013

Mr. Selquist joined the Board of Directors pursuant to the Investment Agreement by and between the Company and WSHP Biologics Holdings, LLC, an affiliate of Water Street Healthcare Partners, in July 2013 (the “Investment Agreement”). He has served as the Chairman of the Board of Directors since February 2016. Mr. Selquist has been an Operating Partner at Water Street, a strategic investor focused exclusively on the healthcare industry, since April 2007. Mr. Selquist has led and grown a number of global healthcare businesses during a distinguished 35-year career at Johnson & Johnson. Prior to joining Water Street, he was the Company Group Chairman of Johnson & Johnson Medical and Johnson & Johnson Healthcare Systems. Mr. Selquist also served as President of Johnson & Johnson Latin America. He was subsequently appointed Worldwide President of Johnson & Johnson, Merck Consumer Pharmaceuticals and Company Group Chairman, responsible for Johnson & Johnson Medical. Mr. Selquist was the founding Chairman of the Global Healthcare Exchange. He also served as Chairman of the National Alliance for Health Information Technology, and as a board member of the National Quality Forum. Mr. Selquist also chaired the National Quality Forum Leadership Network. Mr. Selquist serves as the Lead Director of Breg, Inc. (a manufacturer of medical braces and splints). He is also a Director of Temp Time, Inc. (a cold chain temperature monitoring business) where he serves as Chair of the Board, Chair of the Compensation Committee and a member of the Audit Committee. He was a Director of Health Fitness Corporation (a provider of health management and corporate fitness solutions) from 2007-2010, where he served on the Compensation Committee and Strategy Committee as Chair. He received a bachelor’s degree in Finance and Management from Bradley University. Mr. Selquist’s experience in the healthcare industry and numerous leadership positions qualifies him to be the Chairman of our company.

Director	Age	Year First Became Director	Business Experience
Christopher R. Sweeney	42	2015	Mr. Sweeney joined the Board of Directors in October 2015 pursuant to the Investment Agreement. Mr. Sweeney has been employed by Water Street, a strategic investor focused exclusively on the healthcare industry, since 2005, serving initially as a principal and, since 2010, as a partner. Prior to joining Water Street, Mr. Sweeney was employed in various capacities with Cleary & Oxford, a middle market healthcare investment firm, from 1997-2005, ultimately serving as a principal. Mr. Sweeney holds a degree from Williams College. His investment banking experience as an investor in healthcare companies qualifies him to provide valuable insight to our Board of Directors.

Vote Required

Directors must be elected by a plurality of votes cast at the meeting. This means the nominees receiving the highest number of votes cast shall be elected as directors. If you do not vote for a nominee, or you indicate “withholding authority,” your vote will not count either for or against the nominee.

Board Recommendation

The Board of Directors deems the election of each of the nominees listed above as directors to be in the best interests of RTI Surgical, Inc. and its stockholders, and recommends a vote “FOR” the election of the nominees.

CORPORATE GOVERNANCE

Our Board of Directors believes that corporate governance should play a significant role in maximizing stockholder value in a manner consistent with legal requirements and high standards of integrity. Our Board of Directors adheres to certain corporate governance practices, which practices the Board and management believe promote this purpose and which reflect our values.

Board of Directors

Members and Director Independence

Our current Board of Directors consists of ten members: Camille Farhat, Peter F. Gearen, Thomas A. McEachin, Curtis M. Selquist, Jonathon M. Singer, Mark D. Stolper, Christopher R. Sweeney, Paul G. Thomas, Nicholas J. Valeriani and Shirley A. Weis. Our Board has determined that each of our current directors and each of our nominees, except for Mr. Farhat, is an “independent director” as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. Accordingly, if the eight nominees to serve as directors are elected at the Annual Meeting, our Board of Directors will consist of ten members, nine of whom qualify as an “independent director.”

Board Declassification

At the April 2013 Annual Meeting, we were successful in seeking stockholder approval of the Board’s proposal to declassify the Board of Directors and move to annual elections of directors. All directors (other than the directors appointed by Water Street, if any) are now subject to an annual election with one-year terms.

Agreement with Krensavage

On March 14, 2017, the Company entered into an agreement with one of its stockholders, Krensavage Asset Management, LLC (“Krensavage”). Under this agreement, the Company agreed, among other things, that Mr. Stolper will be nominated to be elected to the Board at this 2017 Annual Meeting and the annual meeting of stockholders to be held in 2018.

The Board’s Role in Risk Oversight

The Board of Directors as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committees. These committees then provide reports to the full Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment, and management of critical risks and management’s risk mitigation strategies. These areas of focus include strategic, operational, financial and reporting, succession planning and compensation, compliance, and other risks. The Board of Directors and its committees oversee risks associated with their respective areas of responsibility, as summarized below. Each committee meets in executive session with key management personnel and representatives of outside advisors as appropriate.

Board/Committee	Primary Areas of Risk Oversight
Full Board of Directors	Strategic, financial and execution risks and exposures associated with our business strategy, management succession planning, policy matters, significant litigation and regulatory exposures, and other current matters that may present material risk to our financial performance, operations, infrastructure, plans, prospects or reputation, mergers and acquisition activities and related integration matters, and divestitures.

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial infrastructure, investment guidelines and credit and liquidity matters. In addition, our programs and policies relating to legal and ethical compliance, quality, safety, environmental assurance and information technology security programs.

Board/Committee	Primary Areas of Risk Oversight
Nominating and Governance Committee	Risks and exposures associated with director succession planning, corporate healthcare compliance and ethics, corporate governance, and overall board effectiveness, including appropriate allocation of responsibility for risk oversight among the committees of the Board.

Compensation Committee	Risks and exposures related to the attraction and retention of talent and risks relating to the design of compensation programs and arrangements, including incentive plans. We have determined that it is not reasonably likely that compensation and benefit plans would have a material adverse effect on the Company.

Science and Technology Committee	Risks and exposures associated with the direction, appropriateness of investment, and adequacy of progress of the Company’s science and technology programs.

Board Leadership Structure

We operate under a leadership structure in which the positions of Chairman of the Board and Chief Executive Officer have been separated, such that each position is held by a different person. Mr. Selquist currently serves as our Chairman and Mr. Farhat serves as our President, Chief Executive Officer and a member of the Board of Directors. While we believe this structure is currently the most effective for our company, the Board of Directors has no mandatory policy with respect to the separation of the offices of Chairman and Chief Executive Officer. The Board believes that, in our circumstances, there are advantages to having an independent director serve as Chairman for matters such as communications and relations between the Board and the Chief Executive Officer and other senior management. In particular, the Board of Directors believes that the current structure enhances the Board’s oversight of management and allows our Chief Executive Officer to focus primarily on his management responsibilities.

The Chairman oversees the planning of the annual Board calendar, and, with the Chief Executive Officer, in consultation with the other directors, schedules and sets the agenda for meetings of the Board and leads the discussion at such meetings. The Chairman also presides at executive sessions, serves as a liaison between the Chief Executive Officer and the independent directors, oversees the process pursuant to which directors receive appropriate and timely information, assists the Chairpersons of the Board committees in preparing agendas for the respective committee meetings, chairs the Company’s Annual Meeting of Stockholders, is available in appropriate circumstances to speak on behalf of the Board, and performs such other functions and responsibilities as set forth in our Bylaws or as requested by the Board from time to time.

Dr. Gearen serves as Vice Chairman of the Board and fulfills the role of Chairman if Mr. Selquist is unavailable.

Board Meetings

During 2016, the Board of Directors held eight meetings, the Audit Committee held eleven meetings, the Compensation Committee held six meetings, the Nominating and Governance Committee held eight meetings and the Science and Technology Committee held one meeting. All directors attended at least 75% of all Board of Directors and applicable Committee meetings. The Board of Directors also at least quarterly holds executive sessions of the non-management members of the Board of Directors. Four members of the Board of Directors attended last year’s Annual Meeting of Stockholders.

Outside Advisors

Our Board of Directors and each of its committees may retain outside advisors and consultants of their choosing at our expense. The Board of Directors need not obtain management’s consent to retain outside advisors.

Committees of the Board of Directors

Our Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Science and Technology Committee which assist our Board of Directors in discharging its responsibilities. The members of the Board of Directors on the date of this Proxy Statement, and the committees of the Board on which they serve, are identified below:

Name	Audit	Compensation	Nominating and Governance	Science and Technology
Camille Farhat (1)	—	—	—	—
Peter F. Gearen (I)	—	—
Thomas A. McEachin (I)		—	—	—
Curtis M. Selquist (I)	—	—		—
Jonathon M. Singer (I)			—	—
Mark D. Stolper (I)(2)	—	—	—	—
Christopher R. Sweeney (I)	—	—	—	—
Paul G. Thomas (I)	—	—
Nicholas J. Valeriani (I)	—		—
Shirley A. Weis (I)			—	—

Committee Chair
Member
(I)	Independent director

(1)	Camille Farhat joined the Company and the Board of Directors in March 2017.
(2)	Mark D. Stolper joined the Board of Directors in March 2017.

Audit Committee

Our Audit Committee is charged with, among other things, the appointment of our independent registered public accounting firm, as well as discussing and reviewing with the independent registered public accounting firm the scope and the results of the annual audit, pre-approving the engagement of the independent registered public accounting firm for all audit-related services and permissible non-audit related services, and reviewing and approving all related-party transactions. Our Audit Committee also reviews interim financial statements included in our quarterly reports and reviews financial statements and related documents filed with the Securities and Exchange Commission. The Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the director independence standards of the NASDAQ Listing Rules as well as the heightened director independence standards of the SEC for Audit Committee members, including Rule 10A-3(b)(1) under the Exchange Act. The Board of Directors has also determined that each of the members of the Audit Committee is financially literate and is able to read and understand consolidated financial statements and that Mr. McEachin and Mr. Singer each qualify as an “audit committee financial expert” as defined in the Exchange Act. During 2016, our Audit Committee met eleven times. The charter of the Audit Committee is available on our website at http://www.rtix.com/en_us/investors/corporate-governance.

Compensation Committee

Our Compensation Committee plans, reviews and administers our executive compensation programs. The Board of Directors has determined that each member of the Compensation Committee is independent within the meaning of the director independence standards of the NASDAQ Listing Rules In addition, each member of the Compensation Committee is an “outside director” as defined in Section 162(m) of the Internal Revenue Code and a “non-employee” director as defined under Section 16 of the Exchange Act. Our Compensation Committee met six times during 2016. The charter of the Compensation Committee is available on our website at http://www.rtix.com/en_us/investors/corporate-governance.

Nominating and Governance Committee

Our Nominating and Governance Committee was established for the purposes of assisting our Board of Directors in its selection of nominees for election to the Board at Annual Meetings of the Stockholders and to fill any vacancies or newly created directorships and assisting the Board of Directors in its oversight of the corporate governance of the Company, including the Company’s Corporate Compliance and Ethics Program. The Board of Directors has determined that each member of the Nominating and Governance Committee is independent within the meaning of the director independence standards of the NASDAQ Listing Rules. Our Nominating and Governance Committee met eight times in 2016. The charter of the Nominating and Governance Committee is available on our website at http://www.rtix.com/en_us/investors/corporate-governance.

Science and Technology Committee

Our Science and Technology Committee reviews our annual research and product development plans and progress in connection with those plans. Our Science and Technology Committee met once during 2016. The charter of the Science and Technology Committee is available on our website at http://www.rtix.com/en_us/investors/corporate-governance.

Director Nomination Process

Director Qualifications. The Nominating and Governance Committee has adopted broad, general criteria for the selection of directors, seeking to address both the needs of the Company and certain regulatory requirements, but has not formally established any specific qualifications, qualities or skills that must be met by each candidate for the Board of Directors. We seek board members who are highly qualified individuals with diverse backgrounds, have an understanding of the Company’s business and industry on a technical level, have good judgment and skills and have depth and breadth of professional experience or other background characteristics.

Identifying Nominees. The Nominating and Governance Committee, on a periodic basis, solicits ideas for possible candidates from members of the Board of Directors, executive officers and individuals personally known to members of the Board of Directors. In addition, the Nominating and Governance Committee is authorized to use its authority under its charter to retain at the Company’s expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). Prospective candidates recommended by stockholders are also considered (as discussed below).

Stockholder Nominations. Our Nominating and Governance Committee will consider director nominees recommended by stockholders. Pursuant to the charter of our Nominating and Governance Committee, any qualified candidates recommended by stockholders will be reviewed and evaluated against the same criteria applicable to the evaluation of candidates proposed by our directors, executive officers, third-party search firms or other sources. As discussed above, Mr. Stolper was nominated by Krensavage.

Review of Director Nominees. In evaluating proposed director candidates, the Nominating and Governance Committee may consider, in addition to any minimum qualifications and other criteria for Board of Directors’ membership approved by the Board of Directors from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the proposed director candidate’s understanding of the Company’s business and industry on a technical level, his or her judgment and skills, his or her depth and breadth of professional experience or other background characteristics, his or her independence, his or her willingness to devote the time and effort necessary to be an effective board member, and the needs of the Board of Directors. Our Nominating and Governance Committee takes into account diversity in professional experience, skills and background in considering prospective director nominees and committee appointments and planning for director succession. The Nominating and Governance Committee considers at least annually, and recommends to the Board of Directors suggested changes to, if any, the size, composition, organization and governance of the Board of Directors and its committees.

Board and Committee Self-Evaluations

The Board of Directors conducts an annual self-evaluation to assess the qualifications, attributes, skills and experience represented on the Board and to determine whether the Board and its committees are functioning effectively. During the year, the Nominating and Governance Committee receives input on the Board’s performance from Directors and, through its Chairman, discusses the input with the full Board and oversees the full Board’s review of its performance. The self-assessment focuses on the Board’s contribution to the Company and on areas in which the Board believes that the Board or any of its committees could improve.

Communications with the Board

Our Board of Directors maintains a process for stockholders to communicate with the Board or individual directors as follows. Stockholders who wish to communicate with the Board of Directors or an individual director should direct written correspondence to the Corporate Secretary at our principal office at 11621 Research Circle, Alachua, Florida 32615. Any such communication must contain: (i) a representation that the stockholder is a holder of record of stock of the Company; (ii) the name and address, as they appear on our records, of the stockholder sending such communication; and (iii) the number of our shares that are beneficially owned by such stockholder. The Corporate Secretary will forward such communications to the Chairman of the Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

Code of Ethics for Senior Financial Professionals

Our Board of Directors has adopted a Code of Ethics for Senior Financial Professionals, applicable to our Chief Executive Officer, Chief Financial Officer and Vice President of Finance, Controller. The Code of Ethics for Senior Financial Professionals is available on our website at http://www.rtix.com/en_us/investors/corporate-governance.

Code of Conduct

Our Board of Directors has also adopted a Code of Conduct applicable to all of our directors, officers and employees. The Code of Conduct is available on our website at http://www.rtix.com/en_us/investors/corporate-governance.

Compensation Committee Interlocks and Insider Participation

During 2016, Ms. Weis, Mr. Singer, and Mr. Valeriani served as members of our Compensation Committee. No member of our Compensation Committee was an officer or employee of ours during 2016 or had any other relationship with us requiring disclosure. None of our executive officers serves as a member of the Board of Directors or the Compensation Committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities (collectively, the “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all such filings.

Based solely on our review of copies of such filings, or written representations from Reporting Persons that all reportable transactions were reported, we believe that during 2016, the Reporting Persons timely filed all reports they were required to file under Section 16(a) except that Mr. Hutchison inadvertently filed one Form 4 late, and Mr. Valeriani, Mr. Singer, and Mr. Thomas each filed late Form 3s.

EXECUTIVE OFFICERS OF THE COMPANY

The Company’s current executive officers on the date of this Proxy Statement are identified below.

Name	Age	Title
Camille Farhat	47	President and Chief Executive Officer; Director
Robert P. Jordheim	53	Executive Vice President and Chief Financial Officer
Kevin D. Brandt	51	Executive Vice President and Chief Commercial Officer—Domestic Direct
Roger W. Rose	57	President, RTI Donor Services, Executive Vice President
John N. Varela	50	Executive Vice President Global Operations

Camille Farhat joined RTI as President and Chief Executive Officer and joined the Board of Directors in March 2017. Mr. Farhat is also a member of the board of directors for Cardiac Science. During 2016 and until he become President and Chief Executive Officer of our Company in March of 2017, Mr. Farhat provided certain consulting services and fulfilled his board obligations. He previously served as president and chief executive officer of American Medical Systems, Inc. from 2012 to 2015. Prior to joining American Medical Systems, Inc. in 2012, Mr. Farhat served as a general manager for two divisions of Baxter International, Inc. (“Baxter”). From 2006 to 2008 he headed Baxter’s Global Infusion Systems, and from 2008 to 2011 he headed Baxter’s largest division, Pharmaceuticals and Therapies. Mr. Farhat served from 2003 to 2006 at Medtronic, Inc., as vice president of business development and as vice president and general manager of Gastroenterology and Urology. Mr. Farhat served in several executive roles at General Electric from 1992 to 1996 and again from 1998 to 2002. At General Electric, Mr. Farhat worked in multiple businesses, geographies and functional areas, leading to his last role as general manager of General Electric Healthcare’s global Computed Tomography business. In between Mr. Farhat’s two stints at General Electric, he served as a consultant for Bain & Company, Inc. Mr. Farhat served at Northeastern University from 1991 to 1992 as a corporate governance researcher. Mr. Farhat began his career in 1989 as an assistant controller for the Bank of Boston Corporation. Mr. Farhat earned an M.B.A. from Harvard University, a degree in European Union studies from Institut National d’Etudes Politiques de Paris and a B.S.B.A. in finance and accounting from Northeastern University.

Robert P. Jordheim joined RTI in June 2010 as Executive Vice President and Chief Financial Officer, and in that role, he has overseen all aspects of finance for the company. From December 2016 until Mr. Farhat joined the Company in March 2017, Mr. Jordheim served as the Company’s Interim President and Interim Chief Executive Officer in December 2016 (during such period, he did not serve as the Company’s Chief Financial Officer; this role was filled by Johannes W. Louw). Mr. Jordheim has extensive corporate finance experience, including 17 years with Medtronic, Inc. Most recently, he served as Vice President, Finance and Business Development for Medtronic’s Spinal and Biologics business unit. Previously, he served as Vice President, Finance for Medtronic’s Surgical Technologies business unit. His tenure with Medtronic also included responsibilities in corporate development and international experience gained through a 5-year assignment in Europe. Prior to his tenure at Medtronic, Mr. Jordheim served as Manager of External Reporting at The Fairchild Corporation and as an auditor for Deloitte & Touche LLP. Mr. Jordheim earned a bachelor’s degree in business administration from Southern Methodist University and a master’s degree in business administration from the University of Pittsburgh with a concentration in finance.

Kevin D. Brandt joined RTI in June 2012 as Vice President/General Manager, Emerging Technologies Commercialization. Mr. Brandt assumed additional responsibilities in January 2013 as Vice President/General Manager, North American Spine when he began overseeing all North American and Canadian spine hardware and spine biologics portfolios. In January 2017 Mr. Brandt was named Executive Vice President, Chief Commercial Officer – Domestic Direct. In his current role, Mr. Brandt oversees all domestic direct sales and marketing and also oversees global research and development on an interim basis. Prior to joining RTI, Mr. Brandt spent 18 years at Stryker Corporation, where he held various leadership roles in the orthopedic and spinal divisions. Those roles included positions as a Branch Manager for Stryker Orthopedics from 1994 to 1998, Area Director of Sales from 1999 to 2000, Senior Director, U.S. Spine Sales, from 2000 to 2001 and President, OsteoSolutions Ltd. from 2002 to 2012. From 1990 to 1994 Mr. Brandt was a sales representative for Zimmer and from 1989 to 1990 for Marsh Plastics, Mr. Brandt earned a master’s degree in business administration in finance with distinction from Adelphi University in Garden City, New York, and a bachelor’s degree in business administration from New York Institute of Technology in Old Brookville, New York.

Roger W. Rose was named Executive Vice President, President of RTI Donor Services, Inc. (“RTIDS”) in November 2015. In December 2014, Mr. Rose was named Executive Vice President Tissue-Based Implants. In July 2013, Mr. Rose was named Executive Vice President North American Sales and Marketing. In June 2010, Mr. Rose was named Executive Vice President and Chief Commercial Officer of RTI. In February 2008, Mr. Rose was named President of RTIDS, and, in August 2004, Mr. Rose was named Executive Vice President of RTI. Mr. Rose oversees all aspects of the organization’s not-for-profit affiliate, RTIDS, marketing and distribution of donated tissue back into the community. Mr. Rose joined RTI as Vice President of RTIDS in October 2002 and assumed additional responsibility for distribution and marketing in October 2003. Prior to this, Mr. Rose spent 7 years at Stryker Corporation where Mr. Rose held leadership positions in sales and marketing in both the medical and orthopedic divisions. Mr. Rose earned a bachelor’s degree in business administration from Western Michigan University and completed numerous executive education courses at University of California Los Angeles, University of Michigan and Harvard Business School, focusing on finance, leadership, medical marketing, negotiation and strategy.

John N. Varela joined RTI in July 2014 as Vice President, U.S. Operations, and he oversees all aspects of U.S. manufacturing and distribution. In December 2014, he assumed additional responsibilities to oversee information technology, including SAP, and became an executive officer effective January 1, 2015. In January 2017, he became Executive Vice President Global Operations. Prior to joining RTI, Mr. Varela was the Director of Operations for Heraeus Electro-Nite, Inc. (a company involved in the measurement, monitoring and control of molten metals) from September 2011 to July 2014. Mr. Varela has more than seven years of experience in the medical device industry with such companies as Teleflex Medical from 2004 to 2008 and Accellent, Inc. from 2008 to 2011. In his role at Accellent, Mr. Varela served as Director of Operations implementing lean principles to transform manufacturing and improve delivery performance. Mr. Varela spent the early part of his career with General Electric as well as Phillips Lighting Company and has a total of over twenty-seven years of experience in various leadership positions within manufacturing and supply chain industries. Mr. Varela earned a bachelor’s degree in mechanical engineering from The Pennsylvania State University and a master’s degree in environmental engineering from Drexel University. He has also earned his Six Sigma Master Black Belt and is certified in Production and Inventory Management.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(THE “SAY ON PAY” VOTE)

On an annual basis, we include a non-binding advisory vote on our executive compensation program (also referred to as a “say on pay” vote) in our proxy statement. We are pleased that at our 2016 Annual Meeting, our stockholders overwhelmingly approved the proposal, with over 93% of the votes cast voting in favor of our executive compensation program. In accordance with Section 14A of the Exchange Act, this year we are again asking our stockholders to vote “For” to approve the compensation of our named executive officers as disclosed in this proxy statement. In deciding how to vote on this proposal, stockholders may wish to carefully review our compensation policies and decisions regarding our named executive officers as described in the Compensation Discussion and Analysis and related executive compensation information beginning on page 24.

We believe that our compensation policies and procedures are centered on a pay-for-performance philosophy. In deciding how to vote on this proposal, the Board of Directors encourages you to consider the following factors, which are more fully discussed in the Compensation Discussion and Analysis beginning on page 24:

•	We tie pay to performance. A significant portion of executive pay is not guaranteed. We attempt to link incentive award opportunities to challenging performance goals that reinforce key business objectives and long-term shareholder value creation and we periodically review how executive pay aligns with Company financial performance.

•	Our Compensation Committee views Company performance in two primary ways:

•	The Company’s operating performance, including results against our long-term growth targets.

•	Return to shareholders over time, both on an absolute basis and relative to other companies including our Compensation peer group.

•	We attempt to mitigate undue risk, including utilizing clawback provisions, stock ownership guidelines, multiple performance targets, capped incentive award opportunities, and robust Board of Directors and management processes to identify risk.

•	Our Compensation Committee benefits from its utilization of an independent compensation consulting firm.

•	We do not engage in certain compensation practices, including the following:

•	We do not provide excise tax gross-ups.

•	We do not have an executive retirement plan that provides supplemental benefits to the named executive officers.

•	We do not reprice underwater stock options.

We are asking you to indicate your approval for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking you to vote, on an advisory basis, FOR the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables, and the related narrative.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.

Board Recommendation

Our Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF HOLDING THE SAY ON PAY VOTE

In addition to the advisory vote on executive compensation set forth in Proposal 2 above, the Dodd-Frank Act requires that stockholders have the opportunity to vote on how often they believe the advisory vote on executive compensation should be held in the future. Stockholders may indicate their preference for a vote every one, two or three years, or may also abstain from voting on this proposal if preferred.

Currently, the Company’s stockholders have the opportunity to cast an advisory vote on executive compensation every year. After careful consideration, the Board of Directors has determined that a vote on executive compensation that occurs every year (an annual vote) is the most appropriate alternative for the Company, and therefore recommends that stockholders vote for a one-year interval for the stockholder advisory vote on executive compensation.

While the Board of Directors recommends that stockholders vote to hold the say on pay vote every year, the voting options are to hold the say on pay vote every year, every two years or every three years. Stockholders may also abstain from voting on this proposal.

A plurality of the affirmative votes cast will select, on an advisory basis, the frequency of holding the say on pay vote in the future. As an advisory vote, this proposal is not binding upon the Company. The Board of Directors will consider the outcome of the vote when determining the frequency of holding the say on pay vote.

Stockholders may cast their vote on the preferred voting frequency of an advisory vote on executive compensation by choosing any one of the following options: (1) an advisory vote every one year; (2) an advisory vote every two years; (3) an advisory vote every three years; or (4) abstaining from voting. Stockholders are not voting to approve or disapprove the Board of Director’s recommendation.

Board Recommendation

Our Board of Directors recommends a vote for holding the say on pay vote every ONE YEAR.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company’s named executive officers for 2016 (in some instances, referred to as the “NEOs”), and for purposes of this Proxy Statement, are:

Name	Office
Robert P. Jordheim	Executive Vice President and Chief Financial Officer from June 2010 through December 16, 2016; Interim President and Interim Chief Executive Officer from December 16, 2016 through March 15, 2017; Current Executive Vice President and Chief Financial Officer

Johannes W. Louw	Interim Chief Financial Officer from December 16, 2016 through March 15, 2017; Current Vice President of Finance and Corporate Controller

Roger W. Rose	President, RTI Donor Services, Executive Vice President

Caroline A. Hartill	Executive Vice President and Chief Scientific Officer from June 2010 through January 31, 2017

John N. Varela	Vice President US Operations; in January 2017 Executive Vice President Global Operations

Brian K. Hutchison	Former President and Chief Executive Officer from December 2001 through December 16, 2016

Executive Summary

The primary objective of our executive compensation program is to align executive pay with Company performance and long-term shareholder value creation. With respect to 2016 compensation decisions, the Committee reviewed the performance of the Company in 2015, the performance of each named executive officer in 2015, relevant external market benchmark data provided by the Committee’s independent consultant, and relevant internal factors such as the Company’s business strategy and outlook for 2016 and the strength and continuity of the executive leadership team.

Based on these and other relevant considerations, the Compensation Committee approved the following decisions related to executive compensation levels and plan designs for 2016:

•	Base salary increases equal to 3% for all NEOs other than Messrs. Varela and Louw, who received increases of 5% and 7% respectively, to position their total compensation opportunities closer to 50th percentile market values;

•	No change to the target short-term incentive opportunities, expressed as percentage of base salary, as compared to the prior year;

•	Modified the design of the Annual Bonus Plan to include “Free Cash Flow Improvement” as a metric, versus “Operating Cash Flow” in the prior year, because we considered Free Cash Flow Improvement to be a more effective metric for measuring our efforts to improve liquidity; and

•	Modified the long-term incentive equity grant levels by introducing a performance-based restricted stock component, in addition to stock options and time-based restricted stock.

Applicable Definitions

“Base Revenue” means total revenue less Focused Product Revenue.

“Focused Product Revenue” means the total revenue derived from the direct distribution of our surgical specialties, map3® and nanOss® products (collectively, the “Focused Products”).

“Operating Income Percentage” means non-GAAP operating income, not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), as a percentage of total revenues. The calculation of Operating Income Percentage, and its reconciliation to the applicable GAAP figure, is set forth in Appendix A to this Proxy Statement.

“Free Cash Flow” means non-GAAP net cash provided by operating activities less purchases of property, plant and equipment. The calculation of Free Cash Flow Improvement, and its reconciliation to the applicable GAAP figure, is set forth in Appendix A to this Proxy Statement.

“EBITDA” means non-GAAP earnings before interest, taxes, depreciation and amortization. The calculation of EBITDA, and its reconciliation to the applicable GAAP figure, is set forth in Appendix A to this Proxy Statement.

“Adjusted EBITDA” is EBITDA less the following non-recurring items: excess inventory charge, strategic review costs, CEO retirement and transition costs, contested proxy expenses, asset impairment, restructuring charges and severance charges. The calculation of Adjusted EBITDA, and its reconciliation to the applicable GAAP figure, is set forth in Appendix A to this Proxy Statement

The Company’s operating plans for 2016 included: an increase in Base Revenue of 1% compared to 2015; an increase in Focused Product Revenue of 49% compared to 2015; Operating Income Percentage of 9% comparable to 2015; and an increase in Free Cash Flow from negative $8.7 million in 2015 to Free Cash Flow of positive $8.6 million in 2016. The 2016 operating plans focused on successfully growing all of our businesses with increased emphasis on growing Focused Products as a key driver of long-term growth. See the discussion below under Short-Term Incentive Compensation which addresses the 2016 results compared to the 2016 targets in the Annual Bonus Plan.

The Company’s actual performance in 2016 was as follows:

•	Base Revenue decreased by $20.6 million to $241.1 million or a decrease of 7.9% from 2015;

•	Focused Product Revenue increased by $11.1 million to $31.8 million or an increase of 53.9% from 2015;

•	Operating Income Percentage decreased to negative 5.7% from 8.7% in 2015;

•	Free Cash Flow increased to zero from negative $8.7 million in 2015; and

•	Stock price decreased 18.1%, from $3.97 on December 31, 2015 to $3.25 on December 30, 2016.

The Company’s 2016 results and the Compensation Committee’s deliberations were reflected in our final 2016 executive compensation decisions:

•	Short-term incentive awards earned in 2016, based on performance results achieved in the Annual Bonus Plan and approved by the Compensation Committee and the Board of Directors on March 14, 2017, were well-below target levels and declined considerably compared to those earned in 2015;

•	The stock options granted on February 24, 2016, at an exercise price of $3.31 were underwater by the end of the year (based on a year-end stock price of $3.25); and

•	The value of our executives’ stock holdings in RTI decreased commensurate with the decrease in shareholder value during the year.

We believe these performance and pay results demonstrate a strong alignment between executive compensation, Company performance, and shareholder value creation.

The remainder of this Compensation Discussion and Analysis provides the more detailed philosophy, process, considerations, and analysis involved in the determination of executive compensation, particularly in regards to our 2016 NEOs.

Shareholder Outreach Efforts

In connection with our 2016 annual meeting, one of our stockholders, Krensavage Partners, LP, opposed a slate of director nominees and made a number of public statements regarding the strategy and direction of our company. During the several months in which Krensavage engaged in these efforts, as well as after the annual meeting in which the Board’s proposed slate of director nominees were elected, we initiated and directed a comprehensive review of the strategy and direction of our company. In addition, certain members of the Board and management engaged with a number of stockholders regarding the strategy and direction of our company, as well as our compensation policies and structure. Certain of these stockholders raised a number of well-intentioned points that our Board and management found to be helpful. Particularly, we implemented certain management changes and continued to more closely align compensation with stockholder value creation.

Oversight of Executive Compensation Program

General. The Compensation Committee of our Board of Directors (the “Compensation Committee”), presently consisting of Mr. Singer, Mr. Valeriani and Ms. Weis, is responsible for the planning, review and administration of our executive compensation programs. The Board of Directors adopted an amended charter for the Compensation Committee in December 2016, a copy of which is available on our website at http://www.rtix.com/en_us/investors/corporate-governance.

One of our primary corporate objectives is to provide a superior return to stockholders. To support this objective, we believe we must attract, retain and motivate top quality executive talent. We believe that the executive compensation program we adopt is a critical tool in this process. The executive compensation program is designed to link executive compensation to our performance through at-risk compensation opportunities, providing significant reward to executives based on our success. The executive compensation program consists of base salary, annual cash incentive opportunities and long-term incentives represented by grants of stock options and restricted stock awards.

Our compensation programs are designed specifically for: (1) our NEOs included in the Summary Compensation Table; (2) other officers of the Company and (3) other Company employees. The Compensation Committee is charged with the review and approval of all annual compensation decisions relating to executive officers and our annual compensation guidelines for all other Company officers and employees.

Compensation Consultant

The Compensation Committee retains an independent compensation consultant to assist with the annual review of executive compensation levels. The Compensation Committee has engaged Pearl Meyer as its independent consultant since 2011. Pearl Meyer reports to and is directed by the Compensation Committee, and provides no other services to the Company. The compensation consultant assists the Compensation Committee by providing comparative market data on compensation practices and programs based on an analysis of the companies in our peer group identified below, provides guidance on industry best practices, and participates in Compensation Committee meetings as requested.

Peer Group and Compensation Targets

With the assistance of Pearl Meyer, the Compensation Committee selected a peer group of public companies and prepared an analysis of compensation paid to our executive officers against the executive officers at the peer companies, which we refer to as “compensation benchmarking data.” The 2015 peer group (which was used in connection with making 2016 compensation decisions) consisted of the following thirteen publicly-traded medical device related companies which we believe had executives in positions that were of similar scope to the Company’s executives: Alphatec Holdings, Inc.; AngioDynamics Inc.; Anika Therapeutics, Inc.; Atrion Corp.; CryoLife Inc.; Endologix Inc.; Exactech Inc.; Globus Medical, Inc.; K2M Group Holdings, Inc.; LivaNova PLC;

Merit Medical Systems; Vascular Solutions Inc.; and Wright Medical Group Inc. At the time of the analysis, RTI’s net sales were positioned between the 50th and 75th percentile levels of this peer group.

The compensation benchmarking data provides information to compare the compensation levels of executives against comparable organizations but is not the main determinant of compensation. In general, the Committee considers the executive’s compensation against the median of the compensation benchmarking data, and then considers additional factors such as Company performance, individual executive performance and responsibilities, internal pay equity among colleagues, and retention risks.

Overview of Compensation Philosophy and Program

In order to recruit and retain the most qualified and competent individuals as executive officers, we strive to maintain a compensation program that is competitive in the global labor market. Our compensation program is intended to reward exceptional organizational and individual performance.

The following compensation objectives are considered in setting the compensation programs for our executive officers:

•	drive and reward performance which supports the Company’s core values of quality, integrity, innovation, safety, and excellence;

•	provide a significant percentage of total compensation that is at-risk, or variable, based on predetermined performance criteria;

•	design competitive total compensation and rewards programs to enhance our ability to attract and retain knowledgeable and experienced executive officers; and

•	set compensation and incentive levels that reflect competitive market practices.

Compensation Elements and Rationale for Pay Mix Decisions

To reward both short and long-term performance in the compensation program and in furtherance of our compensation objectives noted above, our executive compensation philosophy includes the following four principles:

(i) Compensation should be related to performance

The Compensation Committee believes that a significant portion of an executive officer’s compensation should be tied to Company performance measured against both financial and non-financial goals and objectives, as well as individual and functional performance.

During periods when performance meets or exceeds the established objectives, incentive compensation should be paid at or above targeted levels, respectively. When our performance does not meet key objectives, incentive award payments, if any, should be less than such targeted levels.

(ii) Incentive compensation should represent a large portion of executive officers’ total compensation

A majority of targeted compensation should be in the form of short-term and long-term incentives, which are calculated and paid based primarily on financial measures of profitability and stockholder value creation. We believe this provides incentives to our executive officers to increase Company profitability and long-term stockholder returns.

(iii) Compensation levels should be competitive

The Compensation Committee reviews the compensation benchmarking data in an attempt to ensure that the compensation program is competitive relative to comparable organizations we compete with for executive talent. We believe that a competitive compensation program will enhance our ability to attract and retain executive officers.

(iv) Incentive compensation should balance short and long-term performance

The Compensation Committee seeks to structure a balance between achieving strong short-term annual results and ensuring our long-term viability and success. To reinforce the importance of balancing these perspectives, executive officers are regularly provided both short and long-term incentives.

We provide executive officers and certain other employees with various means of becoming stockholders of the Company. These opportunities include stock option grants and restricted stock awards.

The Compensation Committee believes that the mix of long-term incentives allows us to deliver equity grants that are aligned with the interests of stockholders. Stock options and restricted stock awards create a focus on share price appreciation and also serve as a retention tool to encourage recipients to remain at the Company. Performance-based restricted stock is also tied to key financial metrics in support of strategic objectives and long-term value creation.

Financial Metrics Used in Compensation Programs

Financial metrics are commonly referenced in defining Company performance for executive officer compensation. The Compensation Committee bases its compensation decisions on the Company’s performance related to certain objectives. The Compensation Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the executive officers. The Compensation Committee retains discretion to take other factors into account in determining annual bonuses and to award no annual bonuses even if performance criteria are met. These metrics are defined here, and their use in incentive compensation programs is described below.

(i) Base Revenue

We use Base Revenue as a bonus metric because we believe that such growth is a reflection of our ability to successfully bring new products to market, gain market share and expand the many markets that we serve.

(ii) Focused Product Revenue

In addition to Base Revenue, we use Focused Product Revenue as a metric because we believe it more accurately and specifically measures growth from the direct distribution of the Focused Products, which is a key part of our growth strategy.

(iii) Operating Income Percentage

We use Operating Income Percentage as a metric in the bonus plan for executive officers in order to measure profitability and reflect how well we deliver value to our shareholders from our business operations.

(iv) Free Cash Flow Improvement

Free Cash Flow Improvement is a non-GAAP measure and an indication of liquidity. We believe that Free Cash Flow Improvement is useful because it is a consistent measure of the underlying results of our business and efforts to improve liquidity. Furthermore, management uses it internally as a measure of liquidity and of the performance of our operations.

(v) Adjusted EBITDA

Adjusted EBITDA is a non-GAAP measure and, in management’s opinion, an indication of operational effectiveness and profitability. In 2016, a portion of performance-based restricted stock grants to executive officers was tied to Adjusted EBITDA over the three-year period ending December 31, 2018.

Review of Executive Officer Performance

The Compensation Committee reviews, on an annual basis, each compensation element of an executive officer. In each case, the Compensation Committee takes into account the scope of responsibilities and experience and balances these against competitive compensation levels.

In addition, each year, the President and Chief Executive Officer presents to the Compensation Committee his evaluation of each executive officer, other than himself, which includes a review of contribution and performance over the past year, strengths, weaknesses, development plans and succession potential. The Chairman of the Board and the Chairman of the Compensation Committee, in consultation with the full Board, also evaluate the President and Chief Executive Officer’s performance in light of corporate goals and objectives and other factors as deemed appropriate. Following the reviews of performance and a comparison to the compensation benchmarking data, the Compensation Committee makes its own assessments and recommends to the Board compensation for the executive officers, including the President and Chief Executive Officer. The Board evaluates the contribution and performance of the executive officers, including the President and Chief Executive Officer, and approves their compensation after considering the recommendation of the Compensation Committee.

Components of the Executive Compensation Program

The Compensation Committee believes the total compensation and benefits program for executive officers should consist of the following:

•	base salaries;

•	short-term incentive compensation;

•	long-term incentive compensation; and

•	retirement, and health and welfare benefits

Base Salaries

Base salaries are determined by evaluating an executive officer’s level of responsibility, experience, and performance. The Compensation Committee also considers the executive’s salary relative to the market median pay data provided by its independent consultant.

Increases to base salaries, if any, are driven primarily by individual performance and comparative data from the compensation benchmarking data. Individual performance is evaluated by reviewing the executive officer’s success in achieving business results, promoting our core values and demonstrating leadership abilities.

In setting the base salary of the executive officers for 2016, the Compensation Committee reviewed the compensation of comparable executive officers from the compensation benchmarking data and generally targets positioning the salary level near the 50th percentile of the peer group. The Compensation Committee also considered the Company’s continuing achievement of its short- and long-term goals to:

•	achieve specific Operating Income Percentage, Free Cash Flow and revenue levels;

•	communicate strategy and financial results effectively; and

•	develop leadership capabilities.

The Compensation Committee reviews the compensation benchmarking data annually for general economic conditions and marketplace compensation trends. Base salaries for executive officers are usually adjusted:

•	when the current compensation demonstrates a significant deviation from the market data;

•	to recognize outstanding individual performance; or

•	to recognize an increase in responsibility.

In 2016, all NEOs received salary increases equal to 3.0%, other than Messrs. Varela and Louw, who received increases of 5% and 7%, respectively, to position total compensation levels more in line with 50th percentile market values. The salaries paid to the executive officers during 2016 are shown in the Summary Compensation Table.

Short-Term Incentive Compensation

The Annual Bonus Plan provides executive officers with the opportunity to earn cash bonuses based on the achievement of specific Company-wide performance goals. The Compensation Committee approves the design of the annual incentive component of our compensation program in an attempt to better align executive officer pay with our annual (short-term) performance. Incentive bonuses are generally paid in cash in February or March of each year for the prior year’s performance (they were approved in March 2017 for 2016 performance). Bonus payments to executive officers above certain target amounts may be paid in restricted stock instead of cash in the discretion of the Compensation Committee. The Compensation Committee approves a target incentive opportunity as a percentage of each executive officer’s base salary. These bonus target percentages are based on a variety of factors, including the relative contribution of the role to company performance, internal equity among colleagues, and competitive market practices. The bonus target percentage represents the executive officer’s annual bonus opportunity if the annual performance goals of the incentive plan are achieved.

The Annual Bonus Plan establishes a set of financial metrics for each executive officer that will be used in the determination of that officer’s bonus. These metrics are selected with a goal to drive annual performance. The Board sets performance goals that it believes are achievable, but that represent improvements over the prior year’s performance.

The 2016 target award opportunities and bonus criteria for each of our named executive officers were as follows:

Name	Office	Bonus Target as a Percentage of Salary	Bonus Criteria (1)(2)
Robert P. Jordheim	Interim President and Interim Chief Executive Officer	50%	Base Revenue 20.0%, Focused Product Revenue 10.0%, Operating Income Percentage 30.0% and Free Cash Flow Improvement 40.0%

Johannes W. Louw	Interim Chief Financial Officer	40%	Base Revenue 20.0%, Focused Product Revenue 10.0%, Operating Income Percentage 30.0% and Free Cash Flow Improvement 40.0%

Roger W. Rose	President, RTI Donor Services, Executive Vice President	50%	Base Revenue 20.0%, Focused Product Revenue 10.0%, Operating Income Percentage 30.0% and Free Cash Flow Improvement 40.0%

Caroline A. Hartill	Executive Vice President and Chief Scientific Officer	50%	Base Revenue 20.0%, Focused Product Revenue 10.0%, Operating Income Percentage 30.0% and Free Cash Flow Improvement 40.0%

John N. Varela	Vice President US Operations	40%	Base Revenue 20.0%, Focused Product Revenue 10.0%, Operating Income Percentage 30.0% and Free Cash Flow Improvement 40.0%

Brian K. Hutchison	Former President and Chief Executive Officer	85%	Base Revenue 20.0%, Focused Product Revenue 10.0%, Operating Income Percentage 30.0% and Free Cash Flow Improvement 40.0%

(1)	The Operating Income Percentage performance measure was calculated using non-GAAP measures, which we believe provide meaningful supplemental information regarding our core operational performance, as more fully described in Appendix A to this Proxy Statement.
(2)	The Free Cash Flow Improvement performance measure was calculated using non-GAAP measures, which we believe provide meaningful supplemental information regarding our liquidity and operational performance, as more fully described in Appendix A to this Proxy Statement.

The specific 2016 performance goals established by the Compensation Committee for the executive officers in each bonus criterion, together with the level of the Company’s actual 2016 performance in those criteria, are set forth in the following table:

Performance Category	2016 Target	2016 Results	Percentage Achievement
Base Revenue	$264.5 Million	$241.1 Million	91.1%
Focused Product Revenue	$30.8 Million	$31.8 Million	103.3%
Operating Income Percentage	9.1%	3.6%	39.6%
Free Cash Flow Improvement	$17.4 Million	$12.2 Million	70.1%

Actual payouts under the Annual Bonus Plan are based upon a comparison of actual performance to performance goals approved by the Board of Directors at the beginning of the year. In addition, these performance goals contain thresholds and if performance is below such thresholds, no amount is earned for such goals. For 2016, the actual performance for each of the Base Revenue, Operating Income Percentage and Free Cash Flow Improvement criteria was below the applicable threshold so no portion of the corresponding award opportunity for these components was earned. Award opportunities tied to the Focused Products Revenue component were earned between target and maximum levels. Based on the metric weightings and performance results, calculated award funding was equal to 11.6% of the total target award opportunity for each eligible NEO. Due to his retirement in December 2016, Mr. Hutchison did not receive a bonus payout under the 2016 Annual Bonus Plan. Payouts under the Annual Bonus Plan are subject to the discretion of the Compensation Committee and annual bonus payouts under the plan may reflect adjustments (downward or upward) for extraordinary or unusual accounting events.

The Compensation Committee’s evaluation of the Company’s performance for the criteria summarized above indicated that the Company fell short of reaching its Base Revenue goal but achieved its Focused Product Revenue goal which the Committee believes is important to the long-term growth of the Company. Operating Income Percentage fell short of goal due to pressure on gross margin resulting from the Company’s failure to meet its Base Revenue goal and the Company’s mix of revenues not being as planned. Lastly, the Company fell short of the Free Cash Flow Improvement goal as the Company’s net income was negatively impacted due to lower revenues and lower operating income while inventories increased higher than planned for the year.

The Compensation Committee decided not to adjust the calculated payouts of the 2016 short-term incentives for each of the eligible NEOs which were 11.6% of their overall bonus targets based on actual versus planned performance results. The Board of Directors approved the bonuses in March 2017.

Long-Term Incentive Compensation

Long-term incentives comprise a significant portion of an executive officer’s total compensation package. The Compensation Committee’s objective is to provide executive officers with long-term incentive award opportunities that will align pay with shareholder value creation, encourage teamwork and collaboration in accomplishing long-term goals, facilitate stock ownership among executives, create retention incentives, and generally reflect competitive market practices. In recent years, we have provided executive officers with grants of stock options and restricted stock awards.

Each year the Company budgets a certain level of equity compensation expense and the Compensation Committee and Board of Directors approve awards within budget guidelines. The executive officers are granted stock options and/or restricted stock awards as part of the overall allocation of equity compensation to managerial employees of the Company. The compensation benchmarking data is looked at as a point of reference as to whether executive officers are receiving stock awards commensurate with responsibilities and similar to executive officers in the peer companies.

The Compensation Committee approved long-term incentive awards to executive officers in 2016 consisting of stock options, time-based restricted stock awards, and performance-based restricted stock awards, which were added to further strengthen the linkage between executive pay and longer-term company performance.

The long-term incentive information related to the 2016 NEOs is included in the Summary Compensation Table under the columns Stock Awards and Option Awards. Additional information on long-term incentive awards is shown in the Grants of Plan-Based Awards Table and the Outstanding Equity Awards at Fiscal Year-End Table.

Stock Options

An important objective of the long-term incentive program is to strengthen the relationship between the long-term value of our stock price and the potential financial gain for employees. Stock options provide key employees, including the executive officers, with the opportunity to purchase our Common Stock over a designated time frame at a price fixed on the grant date.

A stock option will only have value if our Common Stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to “vest” thus, providing an incentive for an option holder to remain employed by the Company. In addition, stock options link a portion of an employee’s compensation to stockholders’ interests by providing an incentive to make decisions designed to support long-term shareholder value creation.

Stock options awarded to NEOs in 2016 vest over a five year period from the date of grant and expire after ten years from the date of grant. The exercise prices of the stock options granted to the NEOs in 2016 are shown in the Grants of Plan-Based Awards Table. Additional information on these grants, including the number of shares subject to each grant, also is shown in the Grants of Plan-Based Awards Table.

Options generally are granted annually at the first Board of Directors meeting of the year after final determination of our previous year’s operating results. Our practice is that the exercise price for each stock option is the closing stock price on the date of grant. Under our option plans, the option price shall not be less than the fair market value of the shares on the date of grant.

In certain instances, stock options may vest on an accelerated schedule. Retirement may trigger accelerated vesting if approved by the Compensation Committee. For example, all unvested options would vest as of the retirement date, and the optionee would have a certain period to exercise the options depending on the terms outlined in the stock option award agreement. However, the exercise period may not exceed the original option term.

Additionally, death or disability while employed with the Company may cause all stock options to vest automatically and become exercisable depending on the terms outlined in the stock option award agreement.

Restricted Stock Awards

Restricted stock awards (“RSAs”) are intended to aid in retaining key employees, including the executive officers, through vesting periods. Restricted stock awards provide the opportunity for capital accumulation and more predictable long-term incentive value.

RSAs generally are awarded periodically by the Compensation Committee. RSAs are shares of our Common Stock that are awarded with the restriction that the recipient remains with us until the date of vesting. RSAs awarded to NEOs in 2016 vest one-third annually after the original award date. The purpose of granting RSAs is to encourage ownership of our Common Stock by, and retention of, our key employees. Executive officers are allowed to vote RSAs as a stockholder and also have the right to receive dividends, if any, based on the number of shares held free of restriction.

Performance-based Restricted Stock Awards

Performance-based restricted stock awards (“PBRSAs”) were granted to NEOs in 2016 and will vest based on the achievement of a pre-established threshold level of three year cumulative revenues and Adjusted EBITDA, based on the Company’s long-term financial plan. The actual number of shares earned will be determined based on the actual cumulative revenues and EBITDA over the 2016 to 2018 performance period. The PBRSAs will be settled in common stock in the first quarter of 2019 following completion of the three-year performance period. The number of PBRSAs ultimately vested can range from 0% to 200% of the target award. In addition, recipients of PBRSAs are only entitled to dividends paid by the Company, if any on vested awards.

Any unvested RSAs and PBRSAs generally are forfeited if the recipient terminates employment with the Company. In the event of death or disability, any unvested RSAs are immediately vested but any unvested PBRSAs are forfeited.

The RSAs and PBRSAs granted to NEOs during 2016 are shown in the Grants of Plan-Based Awards Table. Additional information on these grants, including the number of shares subject to each grant, also is shown in the Grants of Plan-Based Awards Table.

Stock Ownership Guidelines and Insider Trading Policy

Our Board of Directors has adopted Stock Ownership Guidelines, which require our chief executive officer to hold an amount equal to six times base salary, our other NEOs to hold an amount equal to three times base salary and our non-employee directors to hold an amount equal to five times the annual cash retainer plus all shares initially granted upon election to the Board, if applicable. Our chief executive officer, other NEOs and non-employee directors are given five years from the date of first becoming subject to these Stock Ownership Guidelines, to achieve the threshold ownership. Once the threshold is reached, an executive officer or non-employee director is permitted to sell net after-tax shares received from equity grants, provided that the threshold ownership requirement is maintained. When an executive officer or non-employee director leaves our Company or the Board of Directors, the executive officer or non-employee director may sell any vested shares he or she possesses, subject to compliance with applicable law. Each of our NEOs and non-employee directors is in compliance with the Stock Ownership Guidelines.

Our Board of Directors has also adopted an Insider Trading Policy, which includes anti-hedging provisions that restrict our employees, officers and directors from purchasing financial instruments or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of our stock. The Stock Ownership Guidelines and Insider Trading Policy are available on our website at http://www.rtix.com/en_us/investors/corporate-governance.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to each of the executive officers unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations, as well as pursuant to a plan approved by the Company’s stockholders. We may from time to time pay compensation to our executive officers that may not be deductible, including discretionary bonuses or other types of compensation outside of our plans.

Although the Compensation Committee has generally attempted to structure executive compensation so as to preserve deductibility, it also believes that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code.

Although equity awards may be deductible for tax purposes by the Company, the accounting rules pursuant to FASB ASC 718 require that the portion of the tax benefit in excess of the financial compensation cost be recorded to paid-in-capital.

Retirement, Health and Welfare Benefits

We offer a variety of retirement, health and welfare benefits to all eligible employees. The executive officers generally are eligible for the benefit programs on the same basis as other employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include options for medical, pharmacy, dental, vision, life insurance and accidental death and disability. Coverage under the life insurance and disability programs also offer benefit amounts specific to executive officers.

We offer retirement programs that are intended to supplement the employee’s personal savings and social security. The program includes RTI Surgical, Inc. Retirement Plan, which is a 401(k) plan. All U.S. employees, including executive officers, are generally eligible for the 401(k) Plan.

We adopted the 401(k) Plan to enable employees to save for retirement through a tax-advantaged combination of employee and Company contributions and to provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. The 401(k) Plan allows eligible employees to elect to contribute up to 100% of their eligible compensation to an investment trust. Eligible compensation generally means all wages, salaries and commissions from the Company. Employee contributions are matched in cash by us at the rate of $1.00 per $1.00 of employee contribution for the first 6% of the employee’s eligible compensation. Employee contributions vest immediately and the employer’s matching contributions vest after the employee has three years of service with the Company. The 401(k) Plan provides for 28 different investment options, for which the participant has sole discretion in determining how both the employer and employee contributions are invested. The 401(k) Plan does not provide our employees the option to invest directly in the Company’s stock. The 401(k) Plan offers in-service withdrawals in the form of loans, hardship distributions and distributions at 59.5 years of age. The 401(k) Plan benefits are payable pursuant to the participant’s election.

Perquisites and Perquisite Allowance Payments

Executive officers are provided with the following benefits as a supplement to their other compensation:

•	Health and Welfare Coverage: We pay 100% of the premium for health, dental and vision insurance for executive officers. In addition, at our expense, each executive officer is allowed to have a complete and professional personal physical exam on an annual basis. Executive officers are responsible for deductibles and co-payments under the health benefit plans.

•	Life Insurance & Accidental Death & Dismemberment Coverage: We pay 100% of the premium for both term life insurance and accidental death and dismemberment coverage, equal to $2,000,000 for our former Chief Executive Officer and $500,000 for the remaining executive officers. We also pay 100% of the premium for a $50,000 term life insurance policy for the executive officers of the Company.

•	Short-Term and Long-Term Disability: We pay 100% of the premium cost for these benefit programs for executive officers. The short-term disability program provides income replacement at 60% of base pay level up to a maximum of $800 per week for up to ninety days. The long-term disability program then pays 66 2/3% of the base pay level up to a maximum of $8,000 per month beginning once short term benefits have exhausted up to age 65.

Severance Plan

We do not have in effect any general severance plan that provides for change-in-control payments to our executive officers, although Mr. Farhat’s employment agreement provides for change-in-control provisions as described below. We have executive transition agreements with Mr. Jordheim and Mr. Rose (also Mr. Hutchison and Ms. Hartill had executive transition agreements prior to their departures), which contain change-in-control provisions. These agreements are described under “Executive Transition Agreements” and “Potential Payments upon Termination of Employment” below.

Employment Agreements

We do not currently have employment agreements with our 2016 NEOs. As disclosed in the Current Report on Form 8-K filed with the SEC on February 1, 2017, we have entered into an employment agreement with our new CEO, Camille Farhat (the “Employment Agreement”). The Employment Agreement has an initial term of two years, which automatically renews annually at the expiration of the initial term. Pursuant to the Employment Agreement, the Company will pay Mr. Farhat a base salary of at least $635,000 annually (subject to annual review by the Board (or a committee thereof)). Mr. Farhat will be eligible to receive an annual discretionary incentive payment under the Company’s annual bonus plan based on a target bonus of at least 110% of his base salary, based on the attainment of one or more pre-established performance goals to be determined by the Board or the Compensation Committee in its sole discretion. In addition, the Employment Agreement contains customary covenants on confidentiality, non-competition, non-solicitation, and non-interference, as well as provisions on the termination of the Employment Agreement and the consequences thereof.

As a material condition to entering into the Employment Agreement, on January 26, 2017 (the “Grant Date”), the Company and Mr. Farhat entered into: (1) a restricted stock award agreement (the “Restricted Stock Agreement #1”); (2) another restricted stock award agreement (the “Restricted Stock Agreement #2”); and (3) a stock option agreement (the “Option Agreement”).

Under the Restricted Stock Agreement #1, the Company granted Mr. Farhat 850,000 shares of restricted common stock. On the first anniversary of the Grant Date, 170,000 shares will vest. The remaining shares will vest on the last day of each calendar quarter at a rate of 42,500 shares per calendar quarter commencing after the first anniversary of the Grant Date and continuing for four years after. Vesting of these shares may accelerate upon the occurrence of either of two conditions, which are confidential and subject to a confidential treatment request to be filed with the SEC. In addition, upon a change in control of the Company, any unvested shares shall vest as of the date of such change in control.

Under the Restricted Stock Agreement #2, the Company granted Mr. Farhat 150,000 shares of restricted common stock. These 150,000 restricted shares subject to Restricted Stock Agreement #2 will become fully vested on the latest date (the “Purchase Date”) on which the fair market value of the cumulative amount of shares that Mr. Farhat purchases on the open market equals $500,000, so long as the Purchase Date is on or before March 15, 2018. After vesting, the shares will be non-transferable for a period of one year following the Purchase Date.

Under the Option Agreement, the Company granted Mr. Farhat the option to purchase 1,950,000 shares of Common Stock (the “Stock Options”), as of the Grant Date. The exercise price for the Stock Options is $3.20. The Stock Options will expire on January 26, 2022, at 5 p.m. eastern time. The Stock Options will vest based the Company’s attainment of three average stock price benchmarks. The first 650,000 shares will vest if the Company’s average publicly traded stock price is over $6.00 for a sixty-consecutive calendar day period. The next 650,000 shares will vest if the Company’s average publicly traded stock price is over $7.00 for a sixty-consecutive calendar day period. The final 650,000 shares will vest if the Company’s average publicly traded stock price is over $8.00 for a sixty-consecutive calendar day period. The vesting of the Stock Options is cumulative. In addition, if the Company is acquired by a third party at a stock price per share equal to or greater than one of the thresholds set forth in this paragraph, the applicable shares of common stock subject to the stock options shall vest in accordance with such threshold regardless of whether the Company’s closing trading stock price exceeds such threshold for such period of time as set forth in this paragraph.

Executive Transition Agreements

In 2012, Mr. Hutchison, Mr. Jordheim, Mr. Rose, and Ms. Hartill each entered into an executive transition agreement with the Company. On December 3, 2015, these agreements were amended to extend the expiration date to December 31, 2018. We have the right to extend the term of any agreement by giving written notice to the executive officer prior to its expiration. If a “Change in Control” (as defined in the agreement) occurs before the expiration of the then- current term of any agreement, and if the term would otherwise end within two years after the date of such Change in Control, then the term will automatically be extended to the second anniversary of the date of the Change in Control.

In general, the remaining executive transition agreements with Mr. Jordheim and Mr. Rose provide that if, during the term of the agreement, we or our successor terminates the employment of the executive officer without “Cause” (as defined below), or the executive officer voluntarily terminates his or her employment for “Good Reason” (as defined below), the executive officer will be entitled to periodic severance payments for 12 months totaling an amount equal to the sum of: (a) one year of the executive officer’s then-current annual base salary (or, if greater, the annual base salary in effect as of the beginning of the preceding year) plus (b) the amount of the executive officer’s then-current target bonus opportunity (or, if there is no target bonus for the year in which employment is terminated, the amount of the bonus earned by the executive officer for the immediately preceding year). Mr. Hutchison’s agreement provided for periodic severance payments, following such termination of employment, for 24 months totaling an amount equal to 2.0 times the sum of: (a) one year of his then-current annual base salary (or, if greater, the annual base salary in effect as of the beginning of the preceding year) plus (b) the amount of his then-current target bonus opportunity (or, if there is no target bonus for the year in which his employment is terminated, the amount of his bonus earned for the immediately preceding year).

Termination without “Cause” occurs if the executive is terminated for any reason other than: (1) conviction or a nolo contendere (uncontested) plea to a felony; (2) commission of fraud or a material act or omission involving dishonesty with respect to the company or its subsidiaries; (3) willful failure to carry out the material employment responsibilities; or (4) gross negligence or willful misconduct in the performance of the executive’s duties which has had or is reasonably likely to have a material adverse effect on the company.

An executive may terminate his or her employment for “Good Reason” upon the occurrence of any of the following events or conditions: (1) the assignment to executive of any duties materially inconsistent with executive’s position, authority, duties or responsibilities as in effect immediately prior to such assignment, or any other material diminution in such position, authority, duties or responsibilities; (2) any material reduction in executive’s annual base salary or annual bonus opportunity in effect at any time and from time to time; (3) a relocation of executive’s principal office by more than 150 miles; or (4) the failure or refusal by a successor or acquiring company to expressly assume our obligations under the executive transition agreement upon the consummation of a “Change in Control” (as defined in the relevant executive transition agreement).

The agreements further provide for: (1) the accelerated vesting of stock options, restricted stock units, shares of restricted stock and other forms of equity-based incentive awards granted to the executive officer and (2) continued participation, at the same benefit and contribution levels, in our group health plan for 18 months following such termination of employment.

Each executive officer’s right to receive and retain his or her respective severance payments or benefits is subject to certain conditions, including delivery of a release of the company and compliance with specified restrictive covenants following such termination.

Effective December 16, 2016, Mr. Hutchison stepped down as a Director and retired as President and Chief Executive Officer. In connection with his departure, Mr. Hutchison entered into a Release Agreement with the Company, in consideration for the compensation to which he was entitled under his Executive Transition Agreement and his Executive Separation Agreement, dated August 15, 2016.

Potential Payments upon Termination of Employment

The following tables disclose the estimated payments and benefits that would have been provided to all of our 2016 NEOs other than Mr. Hutchison, applying the assumptions that the triggering events described in their respective executive transition agreements took place on December 31, 2016 and their last day of employment was December 31, 2016. For Mr. Hutchison, the following table discloses the actual payments and benefits that were provided to him upon his retirement as President and Chief Executive Officer in December 2016.

Due to a number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the executive’s age.

Robert P. Jordheim, Interim President and Interim Chief Executive Officer (as of December 31, 2016)

	Termination without Cause or Resignation for Good Reason
Base Salary	$363,384	(1)
Bonus	181,692	(2)
Unvested Equity Awards	163,189	(3)
Value of Life and Medical Insurance Benefits	10,864	(4)

Total	$719,129

(1)	Assumes a base salary of $363,384 per year.
(2)	Assumes $181,692 as the target bonus opportunity for the year in which Mr. Jordheim’s employment terminates.
(3)	The closing price of our common stock on December 31, 2016 was $3.25 per share, and Mr. Jordheim had 50,212 unvested time-based restricted stock awards as of December 31, 2016.
(4)	Includes the premiums to be paid by the company for life, health, dental and vision insurance.

Roger W. Rose, President, RTI Donor Services, Executive Vice President

	Termination without Cause or Resignation for Good Reason
Base Salary	$350,115	(1)
Bonus	175,058	(2)
Unvested Equity Awards	163,189	(3)
Value of Life and Medical Insurance Benefits	11,322	(4)

Total	$699,684

(1)	Assumes a base salary of $350,115 per year.
(2)	Assumes $175,058 as the target bonus opportunity for the year in which Mr. Rose’s employment terminates.
(3)	The closing price of our common stock on December 31, 2016 was $3.25 per share, and Mr. Rose had 50,212 unvested time-based restricted stock awards.
(4)	Includes the premiums to be paid by the company for life, health, dental and vision insurance.

Caroline A. Hartill, Executive Vice President and Chief Scientific Officer (1)

	Termination without Cause or Resignation for Good Reason
Base Salary	$361,239	(2)
Bonus	180,620	(3)
Unvested Equity Awards	163,189	(4)
Value of Life and Medical Insurance Benefits	7,556	(5)

Total	$712,604

(1)	On January 18, 2017, the Company and Ms. Hartill agreed on Ms. Hartill’s separation from the Company effective January 31, 2017. The below narrative describes the agreements reached with Ms. Hartill upon her separation. The above table discloses the estimated payments and benefits that Ms. Hartill would have been provided upon her hypothetical departure as of December 31, 2016.
(2)	Assumes a base salary of $361,239 per year.
(3)	Assumes $180,620 as the target bonus opportunity for the year in which Ms. Hartill’s employment terminates.
(4)	The closing price of our common stock on December 31, 2016 was $3.25 per share, and Ms. Hartill had 50,212 unvested time-based restricted stock awards.
(5)	Includes the premiums to be paid by the company for life, health, dental and vision insurance.

On January 18, 2017, the Company and Ms. Hartill agreed on Ms. Hartill’s separation from the Company effective January 31, 2017. In connection with the separation, the Company and Ms. Hartill executed the following documents: a Consultant Agreement, dated February 1, 2017 (the “Consultant Agreement”); an Executive Separation Agreement, dated January 31, 2017 (the “Executive Separation Agreement”); and a Release Agreement, dated February 1, 2017 (the “Release Agreement”).

The Consultant Agreement’s term began on February 1, 2017 and will continue through September 30, 2017 (unless earlier terminated or mutually extended). For the first three months of the term, the Company will pay to Ms. Hartill $7,500 per month (with any hours above 20 per month compensated at an hourly rate of $375). After this initial three-month period, Ms. Hartill will provide services at the request of the Company at an hourly rate of $375 for the remainder of the term.

Under the Executive Separation Agreement, Ms. Hartill will receive certain benefits from the Company. These benefits include: (a) all of the unvested stock options and restricted stock awards held by Ms. Hartill became fully vested as of January 31, 2017 and (b) all of Ms. Hartill’s stock options are exercisable through the close of business on the 90th day following the end of her services under the Consultant Agreement (currently expected to be December 31, 2017) but if the Company terminates the Consultant Agreement before September 30, 2017 (other than a breach of such Consultant Agreement), the date such options can be exercised will be extended to the close of business on December 31, 2017. In consideration for these benefits, Ms. Hartill agreed to a mutual non-disparagement covenant and entered into the Release Agreement.

Brian K. Hutchison, Former President and Chief Executive Officer (1)

Base Salary	$1,189,650	(2)
Bonus	1,011,202	(3)
Unvested Equity Awards	765,500	(4)
Value of Life and Medical Insurance Benefits	23,013	(5)

Total	$2,989,365

(1)	Mr. Hutchison retired from the Company and the Board of Directors in December 2016. Amounts of salary and bonus under provisions of Mr. Hutchison’s transition agreement will be paid during 2017 and 2018.
(2)	Mr. Hutchison’s 2016 base salary was $594,825.
(3)	Mr. Hutchison’s target bonus opportunity for 2016 was $505,601.
(4)	The closing price of our common stock on August 15, 2016 (the date on which Mr. Hutchison executed a separation agreement under which all of his unvested options and restricted stock awards became vested) was $3.31 per share, and Mr. Hutchison had 60,000 unvested options with an exercise price of $3.60 per share, 90,000 unvested options with an exercise price of $3.78 per share, 24,000 unvested options with an exercise price of $4.02 per share, 120,000 unvested options with an exercise price of $5.23 per share, and 140,635 unvested time-based restricted stock awards and 94,634 unvested performance-based restricted stock awards as of August 15, 2016. All awards became fully vested on August 15, 2016.
(5)	Includes the premiums to be paid by the company for life, health, dental and vision insurance.

Restricted Stock Awards

Upon vesting of a restricted stock award, NEOs are allowed to sell any net after-tax shares received, but only if they have met their stock ownership requirement.

Exercise of Stock Options

Upon exercise of a stock option, NEOs are allowed to sell any net after-tax shares received, but only if they have met their stock ownership requirement. We do not currently have any post exercise holding period on shares acquired upon exercise of stock options.

Claw Backs

The Board shall, in all appropriate circumstances, require reimbursement of any annual incentive payment or long-term incentive payment under any award to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC; (2) such restatement results from a noncompliance by the Company with any requirements under or related to the federal securities laws and (3) a lower payment would have been made to the executive based upon the restated financial results. In each such instance, the Company will seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results. For purposes of this policy, the term “executive officer” means any officer who has been designated an executive officer by the Board.

Risk Assessment

Public companies are required to conduct a risk assessment to determine if there are any compensation programs, policies, or practices that are “reasonably likely” to have a material adverse effect on the Company.

The Compensation Committee conducted a risk assessment of the Company’s compensation policies and practices for the fiscal year 2016. This risk assessment consisted of a review of cash and equity compensation provided to senior executives and incentive compensation plans and commission plans which provide variable compensation based upon Company and individual performance. The Compensation Committee concluded that our compensation programs are designed with the appropriate balance of risk and reward in relation to the Company’s overall business and do not create risk that is reasonably likely to have a material adverse effect on the Company. The following characteristics of our compensation programs support this finding:

•	our use of different types of compensation vehicles that provide a balance of long- and short-term incentives with fixed and variable components;

•	our use of multiple performance measures and capped incentive award opportunities in the short-term incentive program;

•	the ability of the Compensation Committee and/or the Board to reduce incentive payouts if deemed appropriate;

•	stock awards have multi-year vesting ranging from three to five years;

•	performance-based restricted stock only vest if challenging financial goals are achieved and are capped at 200% of target level;

•	stock ownership guidelines are in place with respect to minimum levels of stock ownership;

•	our Insider Trading Policy contains a prohibition of hedging and using derivative securities or short selling as it relates to Company stock;

•	our practice of looking beyond specific results-oriented performance and assessing the overall contributions of a particular executive; and

•	the ability of our Board to recoup compensation in accordance with our “Clawback Policy”.

Summary Compensation Table

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our 2016 NEOs for the years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($)		Total ($)
Robert P. Jordheim	2016	360,959	11,080	200,000	60,000	21,076	—	23,143	(5)	676,257
Interim President and	2015	350,215	—	104,600	148,980	74,970	—	23,242	(6)	702,007
Interim Chief Executive Officer	2014	336,000	—	75,600	110,586	90,720	—	22,632	(7)	635,538

Johannes W. Louw	2016	216,539	6,818	20,000	30,000	10,208	2,678	19,437	(8)	305,680
Interim Chief Financial	2015	—	—	—	—	—	—	—		—
Officer	2014	—	—	—	—	—	—	—		—

Roger W. Rose	2016	347,779	—	200,000	60,000	20,307	6,098	23,448	(9)	657,631
President, RTI Donor	2015	338,394	—	104,600	148,980	72,232	(549)	23,547	(10)	687,204
Services, Executive Vice President	2014	330,016	—	75,600	110,586	89,104	3,215	23,234	(11)	631,755

Caroline A. Hartill	2016	358,828	—	200,000	60,000	20,952	49	18,292	(12)	658,121
Executive Vice President, Chief Scientific Officer	2015	348,148	—	104,600	148,980	74,527	14,196	18,220	(13)	708,671
	2014	334,016	—	75,600	110,586	90,184	18,378	17,875	(14)	646,639

John N. Varela	2016	324,018	—	80,000	60,000	15,201	—	96,910	(15)	576,128
Vice President US	2015	310,154	—	—	74,490	53,040	—	20,258	(16)	457,943
Operations	2014	—	—	—	—	—	—	—		—

Brian K. Hutchison	2016	590,796	—	600,000	150,000	—	25,150	22,856	(17)	1,388,802
Former President and Chief Executive Officer	2015	573,269	—	261,500	372,450	208,622	6,088	22,846	(18)	1,444,775
	2014	550,000	—	189,000	276,465	222,750	30,991	22,511	(19)	1,291,717

(1)	On March 14, 2017, the Compensation Committee approved bonuses to be paid to Mr. Jordheim and Mr. Louw equal to $65,000 and $40,000, respectively, for their service as the Company’s Interim President and Chief Executive Officer and Interim Chief Financial Officer, respectively, from December 2016 to March 2017. The amounts allocable to 2016 interim service are listed in this column.
(2)	Reflects the fair value of the award at date of grant. The stock option award fair values are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. The assumptions underlying the valuation of restricted stock awards and stock options are set forth in footnote 4 to our consolidated financial statements for the year ended December 31, 2016.
(3)	Reflects bonuses earned under the Annual Bonus Plan.
(4)	Reflects the increase in value of NEO benefits under the Executive Nonqualified Excess Plan.
(5)	Includes matching contributions under our 401(k) Plan of $15,900, payment of $6,440 for health and dental insurance and payment of $803 for term life insurance.
(6)	Includes matching contributions under our 401(k) Plan of $15,900, payment of $6,539 for health and dental insurance and payment of $803 for term life insurance.
(7)	Includes matching contributions under our 401(k) Plan of $15,300, payment of $6,539 for health and dental insurance and payment of $793 for term life insurance.
(8)	Includes matching contributions under our 401(k) Plan of $13,357 and payment of $6,080 for health and dental insurance.
(9)	Includes matching contributions under our 401(k) Plan of $15,900, payment of $6,440 for health and dental insurance and payment of $1,108 for term life insurance.

(10)	Includes matching contributions under our 401(k) Plan of $15,900, payment of $6,539 for health and dental insurance and payment of $1,108 for term life insurance.
(11)	Includes matching contributions under our 401(k) Plan of $15,600, payment of $6,539 for health and dental insurance and payment of $1,095 for term life insurance.
(12)	Includes matching contributions under our 401(k) Plan of $13,255, payment of $4,046 for health and dental insurance and payment of $991 for term life insurance.
(13)	Includes matching contributions under our 401(k) Plan of $13,334, payment of $3,895 for health and dental insurance and payment of $991 for term life insurance.
(14)	Includes matching contributions under our 401(k) Plan of $13,001, payment of $3,895 for health and dental insurance and payment of $979 for term life insurance.
(15)	Includes matching contributions under our 401(k) Plan of $19,646, payment of $3,412 for health and dental insurance, payment of $853 for term life insurance and payment of $72,999 for relocation.
(16)	Includes matching contributions under our 401(k) Plan of $15,900, payment of $3,481 for health and dental insurance and payment of $877 for term life insurance.
(17)	Includes matching contributions under our 401(k) Plan of $15,900, payment of $4,095 for health and dental insurance and payment of $2,861 for term life insurance.
(18)	Includes matching contributions under our 401(k) Plan of $15,900, payment of $4,085 for health and dental insurance and payment of $2,861 for term life insurance.
(19)	Includes matching contributions under our 401(k) Plan of $15,600, payment of $4,085 for health and dental insurance and payment of $2,826 for term life insurance.

Grants of Plan-Based Awards

This table discloses the actual numbers of restricted stock awards and stock options granted during 2016 and the grant date fair value of these awards. It also captures potential future payouts under the Company’s non-equity incentive plans.

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Grant Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert P. Jordheim	2/24/2016	Non-Equity Incentive Plan	90,846	181,692	272,538				—	—	—	—
	2/24/2016	Option Award							—	38,710	3.31	60,000
	2/24/2016	Stock Award							30,211	—	—	100,000
	2/24/2016	Performance Stock Award				5,136	30,211	60,422	—	—	—	100,000
Johannes W. Louw	2/24/2016	Non-Equity Incentive Plan	44,000	88,000	132,000				—	—	—	—
	2/24/2016	Option Award							—	19,355	3.31	30,000
	2/24/2016	Stock Award							3,021	—	—	10,000
	2/24/2016	Performance Stock Award				514	3,021	6,042	—	—	—	10,000
Roger W. Rose	2/24/2016	Non-Equity Incentive Plan	87,529	175,058	262,587				—	—	—	—
	2/24/2016	Option Award							—	38,710	3.31	60,000
	2/24/2016	Stock Award							30,211	—	—	100,000
	2/24/2016	Performance Stock Award				5,136	30,211	60,422	—	—	—	100,000
Caroline A. Hartill	2/24/2016	Non-Equity Incentive Plan	90,310	180,620	270,930				—	—	—	—
	2/24/2016	Option Award							—	38,710	3.31	60,000
	2/24/2016	Stock Award							30,211	—	—	100,000
	2/24/2016	Performance Stock Award				5,136	30,211	60,422	—	—	—	100,000
John N. Varela	2/24/2016	Non-Equity Incentive Plan	65,520	131,040	196,560				—	—	—	—
	2/24/2016	Option Award							—	38,710	3.31	60,000
	2/24/2016	Stock Award							12,085	—	—	40,000
	2/24/2016	Performance Stock Award				2,054	12,085	24,170	—	—	—	40,000
Brian K. Hutchison	2/24/2016	Non-Equity Incentive Plan	252,801	505,601	758,402				—	—	—	—
	2/24/2016	Option Award							—	96,774	3.31	150,000
	2/24/2016	Stock Award							90,634	—	—	300,000
	2/24/2016	Performance Stock Award				15,408	90,634	181,268	—	—	—	300,000

(1)	These amounts represent the threshold, target, and maximum bonuses payable to each executive under the Company’s 2015 Bonus Plan.
(2)	The performance-based restricted stock awards were granted on February 24, 2016, pursuant to our 2015 Incentive Compensation Plan. The performance -based restricted stock awards are subject to the recipient’s continued service with us and the vesting of these performance-based restricted stock awards may range from 0% to 200% on February 24, 2019 subject to a three year performance-period based on achieving certain financial performance targets.
(3)	The time-based restricted stock awards are subject to the recipient’s continued service with us and 33.3% of these time-based restricted stock awards will become vested on each anniversary date from February 24, 2017 through February 24, 2019.
(4)	Such options were granted on February 24, 2016, pursuant to our 2015 Incentive Compensation Plan. Subject to the recipient’s continued service with us, 20% of these options will become exercisable on each anniversary date from February 24, 2017 through February 24, 2021.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2016 for executive officers.

			Option Awards				Stock Awards
Name	Grant Date	Grant Type	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert P. Jordheim (1)	2/28/2011	Stock Options	60,000	—	2.69	2/28/2021	—	—	—	—
	6/21/2010	Stock Options	200,000	—	3.20	6/21/2020	—	—	—	—
	2/24/2016	Stock Options	—	38,710	3.31	2/24/2026	—	—	—	—
	2/25/2013	Stock Options	36,000	24,000	3.60	2/25/2023	—	—	—	—
	2/25/2014	Stock Options	24,000	36,000	3.78	2/25/2024	—	—	—	—
	2/9/2012	Stock Options	48,000	12,000	4.02	2/9/2022	—	—	—	—
	2/17/2015	Stock Options	12,000	48,000	5.23	2/17/2025	—	—	—	—
	2/25/2014	RSA					6,667	21,668	—	—
	2/17/2015	RSA					13,334	43,336	—	—
	2/24/2016	RSA					30,211	98,186	—	—
	2/24/2016	Performance RSA					—	—	30,211	98,186
Johannes W. Louw (2)	2/28/2011	Stock Options	2,000	—	2.69	2/28/2021	—	—	—	—
	2/10/2009	Stock Options	—	—	2.98	2/10/2019	—	—	—	—
	2/24/2016	Stock Options	—	19,355	3.31	2/24/2026	—	—	—	—
	2/25/2013	Stock Options	9,000	6,000	3.60	2/25/2023	—	—	—	—
	2/25/2014	Stock Options	8,000	12,000	3.78	2/25/2024	—	—	—	—
	2/9/2012	Stock Options	3,000	3,000	4.02	2/9/2022	—	—	—	—
	4/20/2010	Stock Options	—	—	4.30	4/20/2020	—	—	—	—
	2/17/2015	Stock Options	4,000	16,000	5.23	2/17/2025	—	—	—	—
	3/2/2007	Stock Options	4,000	—	7.25	3/2/2017	—	—	—	—
	1/28/2008	Stock Options	5,000	—	7.45	1/28/2018	—	—	—	—
	7/21/2008	Stock Options	5,000	—	8.11	7/21/2018	—	—	—	—
	2/24/2016	RSA					3,021	9,818	—	—
	2/24/2016	Performance RSA					—	—	3,021	9,818
Roger W. Rose (3)	2/28/2011	Stock Options	30,000	—	2.69	2/28/2021	—	—	—	—
	2/10/2009	Stock Options	30,000	—	2.98	2/10/2019	—	—	—	—
	2/24/2016	Stock Options	—	38,710	3.31	2/24/2026	—	—	—	—
	2/25/2013	Stock Options	36,000	24,000	3.60	2/25/2023	—	—	—	—
	2/25/2014	Stock Options	24,000	36,000	3.78	2/25/2024	—	—	—	—
	2/9/2012	Stock Options	48,000	12,000	4.02	2/9/2022	—	—	—	—
	4/20/2010	Stock Options	40,000	—	4.30	4/20/2020	—	—	—	—
	2/17/2015	Stock Options	12,000	48,000	5.23	2/17/2025	—	—	—	—
	3/2/2007	Stock Options	30,000	—	7.25	3/2/2017	—	—	—	—
	1/28/2008	Stock Options	15,000	—	7.45	1/28/2018	—	—	—	—
	2/25/2014	RSA					6,667	21,668	—	—
	2/17/2015	RSA					13,334	43,336	—	—
	2/24/2016	RSA					30,211	98,186	—	—
	2/24/2016	Performance RSA					—	—	30,211	98,186
Caroline A. Hartill (4)	2/28/2011	Stock Options	60,000	—	2.69	2/28/2021	—	—	—	—
	2/10/2009	Stock Options	60,000	—	2.98	2/10/2019	—	—	—	—
	2/24/2016	Stock Options	—	38,710	3.31	2/24/2026	—	—	—	—
	2/25/2013	Stock Options	36,000	24,000	3.60	2/25/2023	—	—	—	—
	2/25/2014	Stock Options	24,000	36,000	3.78	2/25/2024	—	—	—	—
	2/9/2012	Stock Options	48,000	12,000	4.02	2/9/2022	—	—	—	—
	4/20/2010	Stock Options	80,000	—	4.30	4/20/2020	—	—	—	—
	2/17/2015	Stock Options	12,000	48,000	5.23	2/17/2025	—	—	—	—
	3/2/2007	Stock Options	30,000	—	7.25	3/2/2017	—	—	—	—
	1/28/2008	Stock Options	30,000	—	7.45	1/28/2018	—	—	—	—
	2/25/2014	RSA					6,667	21,668	—	—
	2/17/2015	RSA					13,334	43,336	—	—
	2/24/2016	RSA					30,211	98,186	—	—
	2/24/2016	Performance RSA					—	—	30,211	98,186

			Option Awards				Stock Awards
Name	Grant Date	Grant Type	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John N. Varela (5)	2/24/2016	Stock Options	—	38,710	3.31	2/24/2026	—	—	—	—
	7/14/2014	Stock Options	8,000	12,000	4.26	7/14/2024	—	—	—	—
	2/17/2015	Stock Options	6,000	24,000	5.23	2/17/2025	—	—	—	—
	2/24/2016	RSA					12,085	39,276	—	—
	2/24/2016	Performance RSA					—	—	12,085	39,276
Brian K. Hutchison (6)	2/28/2011	Stock Options	75,000	—	2.69	2/28/2021	—	—	—	—
	2/10/2009	Stock Options	100,000	—	2.98	2/10/2019	—	—	—	—
	2/24/2016	Stock Options	96,774	—	3.31	2/24/2026	—	—	—	—
	2/25/2013	Stock Options	150,000	—	3.60	2/25/2023	—	—	—	—
	2/25/2014	Stock Options	150,000	—	3.78	2/25/2024	—	—	—	—
	2/9/2012	Stock Options	120,000	—	4.02	2/9/2022	—	—	—	—
	4/20/2010	Stock Options	100,000	—	4.30	4/20/2020	—	—	—	—
	2/17/2015	Stock Options	150,000	—	5.23	2/17/2025	—	—	—	—
	3/2/2007	Stock Options	30,000	—	7.25	3/2/2017	—	—	—	—
	1/28/2008	Stock Options	35,000	—	7.45	1/28/2018	—	—	—	—
	2/25/2014	RSA					—	—	—	—
	2/17/2015	RSA					—	—	—	—
	2/24/2016	RSA					—	—	—	—
	2/24/2016	Performance RSA					—	—	—	—

(1)	Mr. Jordheim holds the following stock options which vest 20% per year over a five-year period from the date of grant, restricted stock awards which vests 33.3% per year over a three-year period from the date of grant and a performance-based restricted stock award which vests 100% at the end of a three-year period from the date of grant subject to a three year performance-period based on achieving certain financial performance targets:

- 38,710 stock options granted on February 24, 2016. 7,742 stock options have vested, or will vest, on each of February 24, 2017, 2018, 2019, 2020 and 2021.

- 60,000 stock options granted on February 17, 2015. 12,000 stock options have vested, or will vest, on each of February 17, 2016, 2017, 2018, 2019 and 2020.

- 60,000 stock options granted on February 25, 2014. 12,000 stock options have vested, or will vest, on each of February 25, 2015, 2016, 2017, 2018 and 2019.

- 60,000 stock options granted on February 25, 2013. 12,000 stock options have vested, or will vest, on each of February 25, 2014, 2015, 2016, 2017 and 2018.

- 60,000 stock options granted on February 9, 2012. 12,000 stock options have vested on each of February 25, 2013, 2014, 2015, 2016 and 2017.

- 60,000 stock options granted on February 28, 2011 have vested.

- 200,000 stock options granted on June 21, 2010 have vested.

- 30,211 restricted stock awards granted February 24, 2016. 10,070 restricted stock awards vested on February 24, 2017. 10,070 restricted stock awards will vest on February 24, 2018. 10,071 restricted stock awards will vest on February 24, 2019.

- 30,211 performance-based restricted stock awards granted February 24, 2016. 30,211 performance-based restricted stock awards may vest on February 24, 2019 subject to a three year performance-period based on achieving certain financial performance targets.

- 20,000 restricted stock awards granted February 17, 2015. 6,666 restricted stock awards vested on February 17, 2016. 6,667 restricted stock awards will vest on each of February 17, 2017 and 2018.

- 20,000 restricted stock awards granted February 25, 2014. 6,666 restricted stock awards vested on February 25, 2015. 6,667 restricted stock awards have vested on each of February 25, 2016 and 2017.

- 20,000 restricted stock awards granted February 25, 2013 have vested.

(2)	Mr. Louw holds the following stock options which vest 20% per year over a five-year period from the date of grant, restricted stock awards which vests 33.3% per year over a three-year period from the date of grant and a performance-based restricted stock award which vests 100% at the end of a three-year period from the date of grant subject to a three year performance-period based on achieving certain financial performance targets:

- 19,355 stock options granted on February 24, 2016. 3,871 stock options have vested, or will vest, on each of February 24, 2017, 2018, 2019, 2020 and 2021.

- 20,000 stock options granted on February 17, 2015. 4,000 stock options have vested, or will vest, on each of February 17, 2016, 2017, 2018, 2019 and 2020.

- 20,000 stock options granted on February 25, 2014. 4,000 stock options have vested, or will vest, on each of February 25, 2015, 2016, 2017, 2018 and 2019.

- 15,000 stock options granted on February 25, 2013. 3,000 stock options have vested, or will vest, on each of February 25, 2014, 2015, 2016, 2017 and 2018.

- 15,000 stock options granted on February 9, 2012. 3,000 stock options have vested on each of February 25, 2013, 2014, 2015, 2016 and 2017.

- 10,000 stock options granted on February 28, 2011 have vested.

- 10,000 stock options granted on April 20, 2010 have vested.

- 10,000 stock options granted on February 10, 2009 have vested.

- 5,000 stock options granted on July 21, 2008 have vested.

- 5,000 stock options granted on January 28, 2008 have vested.

- 4,000 stock options granted on March 2, 2007 have vested.

- 3,021 restricted stock awards granted February 24, 2016. 1,007 restricted stock awards have vested, or will vest, on each of February 24, 2017, 2018 and 2019.

- 3,021 performance-based restricted stock awards granted February 24, 2016. 3,021 performance-based restricted stock awards may vest on February 24, 2019 subject to a three year performance-period based on achieving certain financial performance targets.

(3)	Mr. Rose holds the following stock options which vest 20% per year over a five-year period from the date of grant, restricted stock awards which vests 33.3% per year over a three-year period from the date of grant and a performance-based restricted stock award which vests 100% at the end of a three-year period from the date of grant subject to a three year performance-period based on achieving certain financial performance targets:

- 38,710 stock options granted on February 24, 2016. 7,742 stock options have vested, or will vest, on each of February 24, 2017, 2018, 2019, 2020 and 2021.

- 60,000 stock options granted on February 17, 2015. 12,000 stock options have vested, or will vest, on each of February 17, 2016, 2017, 2018, 2019 and 2020.

- 60,000 stock options granted on February 25, 2014. 12,000 stock options have vested, or will vest, on each of February 25, 2015, 2016, 2017, 2018 and 2019.

- 60,000 stock options granted on February 25, 2013. 12,000 stock options have vested, or will vest, on each of February 25, 2014, 2015, 2016, 2017 and 2018.

- 60,000 stock options granted on February 9, 2012. 12,000 stock options have vested on each of February 25, 2013, 2014, 2015, 2016 and 2017.

- 30,000 stock options granted on February 28, 2011 have vested.

- 40,000 stock options granted on April 20, 2010 have vested.

- 30,000 stock options granted on February 10, 2009 have vested.

- 15,000 stock options granted on January 28, 2008 have vested.

- 30,000 stock options granted on March 2, 2007 have vested.

- 30,211 restricted stock awards granted February 24, 2016. 10,070 restricted stock awards have vested, or will vest, on each of February 24, 2017 and 2018. 10,071 restricted stock awards will vest on February 24, 2019.

- 30,211 performance-based restricted stock awards granted February 24, 2016. 30,211 performance-based restricted stock awards may vest on February 24, 2019 subject to a three year performance-period based on achieving certain financial performance targets.

- 20,000 restricted stock awards granted February 17, 2015. 6,666 restricted stock awards vested on February 17, 2016. 6,667 restricted stock awards will vest, or have vested, on each of February 17, 2017 and 2018.

- 20,000 restricted stock awards granted February 25, 2014. 6,666 restricted stock awards vested on February 25, 2015. 6,667 restricted stock awards have vested on each of February 25, 2016 and 2017.

- 20,000 restricted stock awards granted February 25, 2013 have vested.

(4)	Ms. Hartill separated from the Company effective January 31, 2017. All of her outstanding stock options and time-based restricted stock vested as of such separation.

(5)	Mr. Varela holds the following stock options which vest 20% per year over a five-year period from the date of grant, restricted stock awards which vests 33.3% per year over a three-year period from the date of grant and a performance-based restricted stock award which vests 100% at the end of a three-year period from the date of grant subject to a three year performance-period based on achieving certain financial performance targets:

- 38,710 stock options granted on February 24, 2016. 7,742 stock options have vested, or will vest, on each of February 24, 2017, 2018, 2019, 2020 and 2021.

- 30,000 stock options granted on February 17, 2015. 6,000 stock options have vested, or will vest, on each of February 17, 2016, 2017, 2018, 2019 and 2020.

- 20,000 stock options granted on July 14, 2014. 4,000 stock options have vested, or will vest, on each of July 14, 2015, 2016, 2017, 2018 and 2019.

- 12,085 restricted stock awards granted February 24, 2016. 4,028 restricted stock awards have vested, or will vest, on each of February 24, 2017 and 2018. 4,029 restricted stock awards will vest on February 24, 2019.

- 12,085 performance-based restricted stock awards granted February 24, 2016. 12,085 performance-based restricted stock awards may vest on February 24, 2019 subject to a three year performance-period based on achieving certain financial performance targets.

(6)	Mr. Hutchison retired from the Company and the Board of Directors in December 2016. His outstanding stock options and restricted stock vested upon his retirement. Mr. Hutchison’s stock options will expire December 31, 2017.

Option Exercises and Stock Vested

The following table sets forth information with respect to restricted stock awards held by the persons named in the Summary Compensation Table that vested in 2016.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired	Realized	Acquired	Realized
	on	on	on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
Robert P. Jordheim	—	—	20,000	$67,201
Johannes W. Louw	—	—	—	—
Roger W. Rose	—	—	20,000	67,201
Caroline A. Hartill	—	—	20,000	67,201
John N. Varela	—	—	—	—
Brian K. Hutchison (1)	—	—	281,269	933,501

(1)	Mr. Hutchison retired from the Company and the Board of Directors in December 2016. His outstanding stock options and restricted stock vested upon his retirement per the terms of his separation agreement.

Nonqualified Deferred Compensation

The following table provides information about contributions, earnings, withdrawals, distributions and balances under the Executive Nonqualified Excess Plan.

	Executive	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	Aggregate Balance
	Last FY	Last FY	FY	Distributions	at Last FYE
Name	($) (1)	($)	($)	($)	($) (2)
Robert P. Jordheim	$—	$—	$—	$—	$—
Johannes W. Louw	—	—	2,678	—	43,319
Roger W. Rose	10,627	—	6,098	—	66,345
Caroline A. Hartill	—	—	49	—	2,471
John N. Varela	—	—	—	—	—
Brian K. Hutchison (3)	56,555	—	25,150	—	476,096

(1)	Contributions to the Plan are deferrals of base pay and at the employee’s option potentially deferrals of a portion of the annual bonus, if any.
(2)	Aggregate balance in the Plan consists of cumulative deferrals, base pay and annual bonus as reported in the Summary Compensation table, aggregate investment returns less withdrawals and distributions.
(3)	Mr. Hutchison retired from the Company and the Board of Directors in December 2016. The balance of his account will be paid out in 2017.

The Company has an Executive Nonqualified Excess Plan (“Excess Plan”) that permits eligible U.S. employees to defer base pay in excess of the amount taken into account under the Company’s qualified 401(k) Plan.

At the time participation is elected and on an annual basis thereafter, employees must specify the amount of base pay and/or the percentage of bonus to be deferred, as well as the time and form of payment. If termination of employment occurs before retirement (defined as at least age 55 with 10 years of service), distribution is made in the form of a lump sum payment, annual installments or a combination of both at the time of termination, subject to any delay required under Section 409A of the Code. At retirement, benefits are paid according to the distribution election made by the participant at the time of the deferral election and are subject to any delay required under Section 409A of the Code. No withdrawals are permitted during employment or prior to the previously elected distribution date, other than “hardship” withdrawals as permitted by applicable law.

Amounts deferred or credited under the Excess Plan are credited with an investment return determined as if the account were invested in one or more investment funds made available by the Company. Accounts maintained for participants under the Excess Plan are not held in trust, and all such accounts are subject to the claims of general creditors of nonqualified deferred compensation plans. No accounts are credited with above-market earnings.

Compensation Committee Consideration of Shareholder Advisory Votes

At the Company’s Annual Meeting of stockholders held on May 26, 2016, the Company submitted the compensation of its executive officers to the Company’s shareholders in a non-binding vote. The Company’s executive compensation program received the support of the holders of more than 93% of the shares represented at the meeting. The Compensation Committee considered the results of the 2016 vote and views the outcome as evidence of strong shareholder support of the Company’s executive compensation decisions and policies. The Compensation Committee will continue to review future shareholder voting results, including the voting results with respect to “Proposal 2—Advisory Vote on Executive Compensation” described in this Proxy Statement, and determine whether to make any changes to the Company’s executive compensation program in light of such voting results.

DIRECTOR COMPENSATION

Board compensation is determined by the Compensation Committee and is reviewed annually.

Our directors who are also our employees or officers did not receive any compensation specifically related to their activities as directors, other than reimbursement for expenses incurred relating to their attendance at meetings. In 2016, our non-employee directors received an annual retainer of $40,000, paid in quarterly installments. Also in 2016, the Chairman of the Board received an additional annual retainer of $50,000 (which was pro-rated for 2016). Non-employee directors received annual chair and member retainers based on committee service as follows:

Description	Amount
Chair Meeting Fee	Audit Committee—$20,000 Compensation Committee—$15,000 Nominating and Governance and Science Committees—$10,000
Member Meeting Fee	Audit Committee—$10,000 Compensation Committee—$7,500 Nominating and Governance and Science Committees—$5,000

At the discretion of our Board of Directors or Compensation Committee, our directors are also eligible to receive stock awards under our 2015 Incentive Compensation Plan. On July 6, 2016, each of our directors received a grant of 20,270 restricted stock awards at a stock price of $3.70 per share. These restricted stock awards were subject to a restricted stock award agreement with one year vesting. The value of the stock award granted increased from $60,000 in 2015 to $75,000 in 2016 for our non-employee directors. These director compensation increases resulted from a director pay review in 2016 of our peer group companies. This review found that average total compensation per director was below 50th percentile market values and changes were made to improve pay competitiveness.

The following table discloses the cash fees and stock awards and total compensation earned, paid or awarded, as the case may be, to each of the Company’s directors during 2016. Columns disclosing compensation under the headings “Option Awards,” “Non-Equity Incentive Plan Compensation,” “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” and “All Other Compensation” are not included because no compensation in these categories was awarded to, earned by or paid to our directors in 2016.

Director Compensation

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)		Total ($)
Peter F. Gearen	51,391	75,000	(4)	126,391
Thomas A. McEachin	42,296	75,000	(4)	117,296
Curt M. Selquist	74,294	75,000	(4)	149,294
Jonathon M. Singer	18,831	75,000	(4)	93,831
Christopher R. Sweeney	37,802	75,000	(4)	112,802
Paul G. Thomas	16,675	75,000	(4)	91,675
Nicholas J. Valeriani	17,394	75,000	(4)	92,394
Shirley A. Weis	53,110	75,000	(4)	128,110
Dean H. Bergy	52,395	—	(5)	52,395
Philip R. Chapman	33,570	—	(6)	33,570
Roy D. Crowninshield	10,048	—	(7)	10,048
Adrian J. R. Smith	32,750	—	(6)	32,750

(1)	As of December 31, 2016, the following non-employee directors had outstanding options and unvested shares of restricted stock: Dr. Gearen had 85,000 outstanding options and 20,270 shares of unvested restricted stock, Mr. McEachin, Mr. Selquist, Mr. Singer; Mr. Sweeney; Mr. Thomas; Mr. Valeriani; and Ms. Weis each had 20,270 shares of unvested restricted stock.
(2)	Includes 2016 annual cash retainer fees for serving on our Board and committees of our Board.
(3)	Reflects the restricted stock award value at date of grant. The value is calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. The assumptions underlying the valuation of restricted stock awards are included in footnote 4 to our consolidated financial statements for the year ended December 31, 2016.
(4)	Includes 20,270 restricted stock awards granted in 2016 at a stock value of $3.70.
(5)	Mr. Bergy stepped down as Chairman of the Board of Directors in February 2016 and did not stand for re-election at last year’s Annual Meeting.
(6)	Mr. Chapman and Mr. Smith did not stand for re-election at last year’s Annual Meeting.
(7)	Mr. Crowninshield retired from our Board on December 2, 2015.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Shirley A. Weis (Committee Chair)

Jonathon M. Singer

Nicholas J. Valeriani

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND CERTAIN

BENEFICIAL OWNERS

The following table sets forth information as of the record date regarding the beneficial ownership of our common stock by: (1) each person known by us to own beneficially more than 5% of our outstanding common stock; (2) each of our directors and nominees for director; (3) each executive officer named in the Summary Compensation Table; and (4) all of our directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed. Unless otherwise indicated, the address of the beneficial owner is: c/o RTI Surgical, Inc., 11621 Research Circle, Alachua, Florida 32615.

	Amount and Nature of Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number	Percent
Camille Farhat (2)	1,083,000	1.9
Robert P. Jordheim (3)	580,521	*
Johannes W. Louw (4)	60,113	*
Roger W. Rose (5)	445,343	*
Caroline A. Hartill (6)	605,140	1.0
John N. Varela (7)	51,912	*
Brian K. Hutchison (8)	1,380,570	2.3
Peter F. Gearen (9)	161,753	*
Thomas A. McEachin (10)	25,793	*
Curt M. Selquist (11)	59,919	*
Jonathon M. Singer (12)	20,270	*
Christopher R. Sweeney (13)	20,270	*
Paul G. Thomas (14)	20,270	*
Nicholas J. Valeriani (15)	20,270	*
Shirley A. Weis (16)	39,186	*
WSHP Biologics Holdings, LLC (17) 333 West Wacker Drive, Suite 2800 Chicago, Illinois 60606	14,003,769	19.3
Paradigm Capital Management Inc. (18) Nine Elk Street Albany, New York 12207	5,625,070	9.6
BlackRock Inc. (19) 55 East 52nd Street New York, New York 10022	5,462,835	9.3
Glen Capital Partners LLC (20) 800 South Street, Suite 160 Waltham, MA 02453	4,852,060	8.3
Krensavage Asset Management, LLC (21) 130 E. 59th Street, 11th Floor New York, New York 10022	4,438,950	7.6
Dimensional Fund Advisors, LP (22) Building One, 6300 Bee Cave Road Austin, TX 78746	3,825,098	6.5
All current executive officers and directors (14 persons) (23)	2,926,532	4.9

*	Represents beneficial ownership of less than 1%.
(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Shares of common stock issuable pursuant to restricted stock awards and options, to the extent such options are exercisable or convertible within 60 days after March 20, 2017 (the record date) are treated as outstanding for purposes of computing the percentage of the person holding such securities but are not treated as outstanding for purposes of computing the percentage of any other person.

(2)	Includes:
(a)	850,000 shares of unvested restricted stock which on the first anniversary of the grant date, 170,000 shares will vest. The remaining shares will vest on the last day of each calendar quarter at a rate of 42,500 shares per calendar quarter commencing after the first anniversary of the grant date and continuing for four years after. Vesting of these shares may accelerate upon the occurrence of either of two conditions, which are confidential and subject to a confidential treatment request to be filed with the Securities and Exchange Commission. Prior to their vesting, Mr. Farhat may vote these shares.
(b)	150,000 shares of unvested restricted stock which will become fully vested on the latest date on which the fair market value of the cumulative amount of shares that Mr. Farhat purchases on the open market equals $500,000, so long as such date is on or before March 15, 2018. After vesting, the shares will be non-transferable for a period of one year. Prior to their vesting, Mr. Farhat may vote these shares.
(3)	Includes currently-exercisable options to purchase 435,742 shares of our common stock and 57,018 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.
(4)	Includes currently-exercisable options to purchase 53,871 shares of our common stock and 5,035 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.
(5)	Includes currently-exercisable options to purchase 290,742 shares of our common stock and 57,018 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.
(6)	Includes currently-exercisable options to purchase 508,710 shares of our common stock.
(7)	Includes currently-exercisable options to purchase 27,742 shares of our common stock and 20,141 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.
(8)	Includes currently-exercisable options to purchase 976,774 shares of our common stock.
(9)	Includes currently-exercisable options to purchase 55,000 shares of our common stock and includes 20,270 shares of unvested restricted stock which will vest on July 6, 2017.
(10)	Includes 20,270 shares of unvested restricted stock which will vest on July 6, 2017.
(11)	Includes 20,270 shares of unvested restricted stock which will vest on July 6, 2017.
(12)	Includes 20,270 shares of unvested restricted stock which will vest on July 6, 2017.
(13)	Includes 20,270 shares of unvested restricted stock which will vest on July 6, 2017.
(14)	Includes 20,270 shares of unvested restricted stock which will vest on July 6, 2017.
(15)	Includes 20,270 shares of unvested restricted stock which will vest on July 6, 2017.
(16)	Includes 20,270 shares of unvested restricted stock which will vest on July 6, 2017.
(17)	WSHP Biologics Holdings, LLC is the record owner of 50,000 shares of Series A Preferred, which is convertible at the current conversion price of $4.39 per share into approximately 14,003,769 shares of Common Stock. The managing member of WSHP Biologics Holdings, LLC is the Water Street Fund, of which the sole general partner is Water Street Management. The sole general partner of Water Street Management is the Water Street GP. Due to their relationship with WSHP Biologics Holdings, LLC, the Water Street Fund, Water Street Management and the Water Street GP may be deemed to have shared voting power with respect to the Series A Preferred beneficially owned by the WSHP Biologics Holdings, LLC, and as a result, the Water Street Fund, Water Street Management and the Water Street GP may be deemed to have shared beneficial ownership of such shares of Series A Preferred. The individuals who serve on the Investment Committee of the Water Street GP are Timothy Dugan, James Connelly, Ned Villers, Kevin Swan, Robert Womsley, Peter Strothman and Christopher Sweeney.
(18)	Information is derived from Amendment No. 4 to Schedule 13G, filed with the SEC on February 14, 2017 by Paradigm Capital Management Inc.

(19)	Information is derived from Amendment No. 8 to Schedule 13G, filed with the SEC on January 25, 2017 by BlackRock, Inc.
(20)	Information is derived from Schedule 13G, filed with the SEC on January 19, 2016 by Glen Capital Partners Focus Fund, LP (the “Fund”); Glen Capital Partners LLC (the “Manager”); Glen Capital Partners GP LLC (the “General Partner”); and Gregory L. Summe (“Mr. Summe”). As the sole member of the Manager and General Partner, Mr. Summe may be deemed to share voting and dispositive power with respect to the shares held by the Fund. Mr. Summe disclaims beneficial ownership of the shares of the Company’s common stock held by the Fund, except to the extent of his pecuniary interest therein.
(21)	Information is derived from Amendment No. 6 to Schedule 13D, filed with the SEC on March 14, 2017 by Krensavage Asset Management, LLC.
(22)	Information is derived from Amendment No. 3 to Schedule 13G, filed with the SEC on February 9, 2017 by Dimensional Fund Advisors, LP.
(23)	Includes options to purchase 2,926,532 shares of our common stock and 284,353 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.

AUDIT MATTERS

Independent Public Accountant

The appointment of Deloitte & Touche LLP, (“Deloitte & Touche”), independent registered public accounting firm, to audit our accounts for 2017 is subject to the approval by the Audit Committee of the scope of the 2017 audit engagement and the estimated audit fees. We expect a representative of Deloitte & Touche to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth fees billed for professional audit services and other services rendered to the Company by Deloitte & Touche and its affiliates for the fiscal years ended December 31, 2016 and 2015.

	Fiscal 2016	Fiscal 2015
Audit Fees	$1,228,000	$1,210,000
Audit-Related Fees	—	—
Tax Fees	—	12,665
All Other Fees	—	—
Total	$1,228,000	$1,222,665

Audit Fees

The aggregate fees billed by Deloitte & Touche and their respective affiliates for professional services rendered for the audit of our annual financial statements for the years ended December 31, 2016 and 2015, for the Sarbanes-Oxley Section 404 audit of our internal control structure, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for those years were $1,228,000 and $1,210,000, respectively.

Audit-Related Fees

Deloitte & Touche rendered no professional services for audit-related services for the years ended December 31, 2016 or 2015.

Tax Fees

The aggregate fees billed by Deloitte & Touche for professional services rendered for tax compliance, tax advice and tax planning primarily related to the preparation of international tax returns and assistance with tax audits, for the years ended December 31, 2016 and 2015 totaled $0 and $12,665, respectively.

All Other Fees

Deloitte & Touche rendered no professional services for all other fees for the years ended December 31, 2016 and 2015.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm prior to the engagement of the independent registered public accounting firm with respect to such services. All “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” set forth above were pre-approved by the Audit Committee in accordance with its pre-approval policy.

AUDIT COMMITTEE REPORT

The Audit Committee presently consists of Mr. McEachin, Committee Chair, Mr. Singer, and Ms. Weis. All of the Audit Committee members satisfy the definition of independent director as established in the rules of The Nasdaq Stock Market and the Sarbanes-Oxley Act of 2002. The charter of our Audit Committee was updated in December 2016 and is available on our website at http://www.rtix.com/en_us/investors/corporate-governance. Under the Charter of the Audit Committee, the Audit Committee assists the Board of Directors in overseeing matters relating to the accounting and reporting practices of the Company, the adequacy of the Company’s disclosure controls and internal controls, the quality and integrity of the quarterly and annual financial statements of the Company, and pre-approval of the current year audit and non-audit fees with the Company’s independent registered public accounting firm.

Management is responsible for our financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm is responsible for auditing those financial statements. The responsibility of the Audit Committee is to monitor and review these processes.

During the year ended December 31, 2016, the Audit Committee held meetings and otherwise met and communicated with management and with Deloitte & Touche, the Company’s independent registered public accounting firm for 2016. Deloitte & Touche discussed with the Audit Committee various matters under applicable auditing standards, including information regarding the scope and results of the audit and other matters required to be discussed by PCAOB AS 16, “Communication with Audit Committees,” and SEC Rule 2-01 and 2-07 of Regulation S-X. The Audit Committee also discussed with Deloitte & Touche its independence from the Company and received the written disclosures and the letter from Deloitte & Touche concerning independence as required by the PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence”. The Audit Committee also reviewed the provision of services by Deloitte & Touche not related to the audit of the Company’s financial statements and not related to the review provision of the Company’s interim financial statements as it pertains to the independence of Deloitte & Touche. Deloitte & Touche also periodically reported the progress of its audit of the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee reviewed and discussed with management the Company’s financial results prior to the release of earnings. In addition, the Audit Committee reviewed and discussed with management and Deloitte & Touche the interim financial information included in the quarterly Form 10-Q prior to their being filed with the SEC. The Audit Committee also reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2016 with management and Deloitte & Touche. Deloitte & Touche informed the Audit Committee that the Company’s audited financial statements are presented fairly in conformity with accounting principles generally accepted in the United States of America. The Audit Committee also monitored and reviewed the Company’s procedures and policies relating to the requirements of Section 404 of the Sarbanes-Oxley Act and related regulations.

Based on the review and discussions referred to above, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under these acts.

Audit Committee, Thomas A. McEachin (Committee Chair) Jonathon M. Singer
Shirley A. Weis

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR

INDEPENDENCE

The Board of Directors of the Company has adopted a related party transaction policy. The policy requires that all “interested transactions” (as defined below) between the Company and any “related party” (as defined below) are subject to approval or ratification by the Audit Committee. In determining whether to approve or ratify such transactions, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Also, the Board of Directors has delegated to the Chair of the Audit Committee the authority to pre-approve or ratify any interested transaction in which the aggregate amount is expected to be less than $1 million. Finally, the policy provides that no director shall participate in any discussion or approval of an interested transaction for which he or she is a related party, except that the director shall provide all material information concerning the interested transaction to the Audit Committee.

Under the policy, an “interested transaction” is defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or any guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $100,000 in any fiscal year;

•	the Company is a participant; and

•	any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity).

A “related party” is defined as any:

•	person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if he or she does not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than five percent beneficial owner of the Company’s common stock; or

•	immediate family member of any of the foregoing.

There were no related party transactions in 2016.

OTHER MATTERS

Our Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the person named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy is appreciated and will be helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

ANNUAL REPORT

A copy (without exhibits) of our Annual Report, including our report on Form 10-K for the year ended December 31, 2016, as filed with the SEC, has been provided with this proxy statement; however, that report is not part of the proxy soliciting information.

Additional copies of the Form 10-K are available, free of charge, upon request directed to:

Investor Relations

RTI Surgical, Inc.

11621 Research Circle

Alachua, Florida 32615

Telephone: (386) 418-8888

Our 2016 Form 10-K is also available through our website at http://www.rtix.com/investors/sec-filings-reports/. Our Form 10-K is not proxy soliciting material.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement or any other filing that we make with the SEC.

STOCKHOLDER PROPOSALS

All stockholder proposals intended to be presented at our Annual Meeting of Stockholders to be held in 2018 must be received by the Corporate Secretary at the address below no later than December 4, 2017 in order to be considered for inclusion in the Board of Directors’ proxy statement and form of proxy card relating to the 2018 Annual Meeting. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in Company sponsored proxy materials. In addition, the proxy solicited by the Board of Directors for the 2018 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company is provided with written notice of such proposal by February 17, 2018. Proposals should be addressed to:

Corporate Secretary

RTI Surgical, Inc.

11621 Research Circle

Alachua, Florida 32615

Appendix A

For purposes of the determination of “Operating Income Percentage,” the reconciliation of GAAP operating (loss) income to non-GAAP operating income is as follows (please see below for an explanation of the adjustments that management excluded for purposes of all of the non-GAAP figures presented in this Appendix A):

Twelve Months Ended December 31, 2016
(In thousands) Actual Operating (Loss) Income
GAAP operating (loss) income	$(15,681)
Excess inventory charge	9,556
Strategic review costs	1,150
CEO Retirement and transition costs	4,404
Contested proxy expenses	2,680
Asset impairment	5,435
Restructuring charges	1,107
Severance charges	1,039

Non-GAAP operating income	$9,690

Total revenue	272,865
GAAP operating income as a percentage of total revenue	-5.7%
Non-GAAP operating income as a percentage of total revenue	3.6%

For purposes of the determination of “EBITDA” and “Adjusted EBITDA,” the reconciliation of GAAP net (loss) income to non-GAAP EBITDA and then to non-GAAP Adjusted EBITDA is as follows (please see below for an explanation of the adjustments that management excluded for purposes of all of the non-GAAP figures presented in this Appendix A):

Twelve Months Ended December 31, 2016
(In thousands) Actual
Net (loss) income applicable to common shares	$(17,907)
Interest expense, net	1,647
(Benefit) provision for income taxes	(3,061)
Depreciation	12,835
Amortization of intangible assets	3,675

Non-GAAP EBITDA	(2,811)
Reconciling items impacting EBITDA:
Preferred dividend	3,508
Non-cash stock based compensation	3,590
Foreign exchange loss	132
Other reconciling items:
Excess inventory charge	9,556
Strategic review costs	1,150
CEO Retirement and transition costs	4,404
Contested proxy expenses	2,680
Asset impairment	5,435
Restructuring charges	1,107
Severance charges	1,039

Non-GAAP Adjusted EBITDA	$29,790

For purposes of the determination of “Non-GAAP Free Cash Flow Improvement,” the reconciliation of 2016 Non-GAAP Free Cash Flow versus the reconciliation of 2015 Non-GAAP Free Cash Flow is as follows:

Twelve Months Ended December 31, 2016
(In thousands) Actual
GAAP Cash flows from operating activities	$15,323
Purchases of property, plant and equipment	(15,337)

GAAP free cash flow	(14)
Reconciling items impacting free cash flow:
Strategic review costs	1,150
CEO Retirement and transition costs	463
Contested proxy expenses	2,680
Restructuring charges	372
Severance charges	629

Non-GAAP free cash flow	$5,280

Twelve Months Ended December 31, 2015
(In thousands) Actual
GAAP Cash flows from operating activities	$8,996
Purchases of property, plant and equipment	(17,740)

GAAP free cash flow	(8,744)
Reconciling items impacting free cash flow:
Litigation settlement charges	804
Severance charges	995

Non-GAAP free cash flow	$(6,945)

Non-GAAP free cash flow improvement, 2016 vs. 2015	$12,225

The following are explanations of the adjustments that management excluded as part of the non-GAAP measures for the years ended December 31, 2016 as well as the reasons for excluding the individual items:

2016 Excess inventory charge—This adjustment represents an inventory charge as a result of writing-off certain excess quantities primarily of hernia and sports medicine inventory. Management removes the amount of these expenses from our operating results to supplement a comparison to our past operating performance.

2016 Strategic review costs—This adjustment represents charges relating to a comprehensive strategic review of the Company’s business lines and operations to leverage the Company’s expertise, technology and products and identify opportunities to increase stockholder value. Management removes the amount of these expenses from our operating results to supplement a comparison to our past operating performance.

2016 CEO Retirement and transition costs—This adjustment represents charges relating to the retirement of our former Chief Executive Officer pursuant to the Executive Transition Agreement dated August 29, 2012 (as amended and extended to date) and Executive Separation Agreement dated August 15, 2016. Management removes the amount of these expenses from our operating results to supplement a comparison to our past operating performance.

2016 Contested proxy expenses—This adjustment represent charges relating to contested proxy expenses. Management removes the amount of these expenses from our operating results to supplement a comparison to our past operating performance.

2016 Asset impairment—This adjustment represents an asset impairment of certain long-term assets at our German facility. Management removes the amount of these expenses from our operating results to supplement a comparison to our past operating performance.

2016 Restructuring charges—This adjustment represents expenses resulting from the closure of our French distribution and tissue procurement office. Management removes the amount of these expenses from our operating results to supplement a comparison to our past operating performance.

2016 Severance charges—This adjustment represents charges relating to the termination of certain former employees. Management removes the amount of these expenses from our operating results to supplement a comparison to our past operating performance.

EVERY VOTE IS IMPORTANT

EASY VOTING OPTIONS:
VOTE ON THE INTERNET Log on to: www.proxy-direct.com or scan the QR code Follow the on-screen instructions available 24 hours
VOTE BY PHONE Call 1-800-337-3503 Follow the recorded instructions available 24 hours
VOTE BY MAIL Vote, sign and date this Proxy Card and return in the postage-paid envelope

Please detach at perforation before mailing.

PROXY CARD	RTI SURGICAL, INC. ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, MAY 16, 2017	PROXY CARD

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned, a stockholder of RTI Surgical, Inc. (the “Corporation”), hereby constitutes and appoints CAMILLE FARHAT and THOMAS F. ROSE and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Tuesday, May 16, 2017, and at any and all adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2 AND EVERY “1 YEAR” FOR PROPOSAL 3.

VOTE VIA THE INTERNET: www.proxy-direct.com VOTE VIA THE TELEPHONE: 1-800-337-3503

To change the address on your account, please check the box at right and indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

GSC_27603_041316

EVERY VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the

Annual Stockholder Meeting to Be Held on Tuesday, May 16, 2017

The Annual Report to Stockholders and Notice and Proxy Statement dated April 3, 2017 are available at:

http://www.proxydocs.com/RTIX

IF YOU VOTE BY TELEPHONE OR INTERNET,

PLEASE DO NOT MAIL YOUR CARD

Please detach at perforation before mailing.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK. EXAMPLE:

The Board of Directors recommends a vote FOR all the listed nominees, FOR Proposal 2 and every 1 Year for Proposal 3.

1.	Election of Directors.							FOR	WITHHOLD	FOR ALL
	Nominees:							ALL	ALL	EXCEPT
	01.	Camille Farhat	02.	Peter F. Gearen, M.D.	03.	Thomas A. McEachin		☐	☐	☐
	04.	Jonathon M. Singer	05.	Mark D. Stolper	06.	Paul G. Thomas
	07	Nicholas J. Valeriani	08	Shirley A. Weis

INSTRUCTIONS: To withhold authority to vote for any individual director nominee(s), mark the “FOR ALL EXCEPT” box and write the name of the nominee(s) for which you would like to withhold authority on the following line.

								FOR	AGAINST	ABSTAIN
2.	To approve (on an advisory basis) the compensation of our named executive officers, as disclosed in the proxy statement (the “say on pay vote”).							☐	☐	☐
3.	To conduct an advisory vote on the frequency of holding the say on pay vote.						1 YEAR	2 YEARS	3 YEARS	ABSTAIN
							☐	☐	☐	☐
	NOTE: In their discretion, the proxies may transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature — Please sign within the box	Date (mm/dd/yyyy)	Signature — (Joint Owners)	Date (mm/dd/yyyy)